UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Harsco Corporation
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Notice of

2014 Annual

Meeting of Stockholders

and Proxy Statement

Harsco Corporation

350 Poplar Church Road

Camp Hill, PA 17011 USA

Invitation to Attend 2014 Annual Meeting of Stockholders

Tuesday, April 29, 2014

8:00 a.m., Eastern Time

Radisson Hotel Harrisburg, Camp Hill, Pennsylvania

Dear Fellow Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”), which will be held on Tuesday, April 29, 2014, beginning at 8:00 a.m., Eastern Time, at the Radisson Hotel Harrisburg, 1150 Camp Hill Bypass, Camp Hill, Pennsylvania.

Information about the business to be conducted at the Annual Meeting, including a listing and discussion of the various matters on which you will be asked to act, can be found in the attached Notice of 2014 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important to us, and I encourage you to vote your shares whether or not you plan to attend the Annual Meeting. There are several ways in which you can vote your shares, including via the Internet, by telephone, or by signing, dating and returning your Proxy Card. Specific information about each of these voting methods can be found beginning on page 6 of the Proxy Statement.

I hope you will be able to attend this year’s Annual Meeting, and I look forward to greeting as many of you as possible. On behalf of my fellow members of the Board of Directors, I want to thank you in advance for voting and for your continued support of the Company.

Sincerely, David C. Everitt Interim President and Chief Executive Officer

March 20, 2014

i

ii

350 Poplar Church Road

Camp Hill, PA 17011 USA

Notice of 2014 Annual Meeting of Stockholders

Tuesday, April 29, 2014

8:00 a.m., Eastern Time

Radisson Hotel Harrisburg, Camp Hill, Pennsylvania

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”) will be held on Tuesday, April 29, 2014, beginning at 8:00 a.m., Eastern Time, at the Radisson Hotel Harrisburg, 1150 Camp Hill Bypass, Camp Hill, Pennsylvania. The purposes of the meeting are as follows:

1.	To elect the 9 nominees named in the Proxy Statement to serve as Directors until the 2015 Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2014;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers; and

4.	To conduct such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Proxy Statement accompanying this Notice of 2014 Annual Meeting of Stockholders describes each of these items in detail. The Proxy Statement contains other important information that you should read and consider before you vote.

The Board of Directors of the Company has fixed the close of business on March 3, 2014 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

This year, the Company is furnishing proxy materials over the Internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many of the Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and our 2013 Summary Annual Report. We believe this process allows us to provide our stockholders with the information they need while lowering the costs of printing and distributing proxy materials. Stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

Your vote is very important to us, and we encourage you to vote your shares as soon as possible even if you plan to attend the Annual Meeting. Information about how to vote your shares via the Internet, by telephone, or by signing, dating and returning your Proxy Card can be found beginning on page 6 of the Proxy Statement.

By order of the Board of Directors,

A. Verona Dorch

Vice President, General Counsel and Corporate Secretary

March 20, 2014

350 Poplar Church Road

Camp Hill, PA 17011 USA

Proxy Summary

2014 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, April 29, 2014 8:00 a.m., Eastern Time

Place:	Radisson Hotel Harrisburg 1150 Camp Hill Bypass Camp Hill, Pennsylvania 17011

Record Date:	March 3, 2014

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter		Board Vote Recommendation	Page Number with More Information

Proposal 1:	Election of Directors	FOR each nominee	12

Proposal 2:	Ratification of Appointment of Independent Auditors	FOR	28

Proposal 3:	Approval, on an Advisory Basis, of Named Executive Officer Compensation	FOR	76

This Proxy Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you may wish to consider prior to voting. Please review the complete Proxy Statement and the Company’s Annual Report on Form 10-K for additional information.

OUR DIRECTOR NOMINEES

You have the opportunity to vote on the election of the following 9 nominees for Director. Additional information regarding each Director nominee’s experience, skills and qualifications to serve as a member of the Company’s Board of Directors can be found on pages 12 - 16.

Name	Age	Years on Board	Position	Independent	Committee Memberships*
James F. Earl	57	2	Executive Vice President of GATX Corporation	Yes	Audit MD&C
Kathy G. Eddy	63	10	Founding Partner of McDonough, Eddy, Parsons & Baylous, AC	Yes	Audit Nominating+
David C. Everitt	61	4	Interim President and Chief Executive Officer of the Company	No**	None
Stuart E. Graham	68	5	Chairman of Skanska AB	Yes	Audit Nominating
Terry D. Growcock	68	6	Retired Chairman of the Board of The Manitowoc Company	Yes	MD&C+
Henry W. Knueppel	65	6	Non-Executive Chairman of the Board of Directors of the Company	Yes	None
Elaine La Roche	64	++	Senior Advisor to China International Capital Corporation US	Yes	++
James M. Loree	55	4	President and Chief Operating Officer of Stanley Black & Decker	Yes	Audit+ Nominating
Phillip C. Widman	59	++	Retired Senior Vice President and Chief Financial Officer of Terex Corporation	Yes	++

*	MD&C = Management Development and Compensation Committee
Nominating = Nominating and Corporate Governance Committee

**	Not considered independent while serving as Interim President and Chief Executive Officer

+	Indicates Committee Chair

++	Indicates First-Time Nominee for Election as a Director

GOVERNANCE HIGHLIGHTS

Board Composition

•     9 Director nominees; 8 are independent

•     Average age of Director nominees is 62

•     Average tenure of Director nominees is 4 years

•     6 new Directors in last 5 years

•     Highly qualified Directors reflect broad mix of business backgrounds, skills and experiences

Corporate Governance

•     Separate Non-Executive Chairman and CEO roles

•     3 fully independent Board committees

•     Executive session of independent Directors held at each regularly-scheduled Board meeting

•     Declassified Board – all Directors elected annually

•     Resignation requirement if a Director does not receive majority approval in uncontested election (subject to acceptance by Board)

•     Formal policy on Board diversity

•     Stated goal of establishing 3-year terms for committee chairs and members (with one potential renewal term)

•     Stated goal of establishing 3-year terms for Non-Executive Chairman/Lead Independent Director (with one potential renewal term)

•     Mandatory retirement age of 70

•     Annual Board and committee self-assessments

•     Annual evaluation of individual Director performance

•     Corporate Governance Principles limit Director membership on other public company boards

•     Strong clawback and anti-hedging policies

•     Significant share ownership requirements for Directors and senior executives

•     Active role in risk oversight

•     Annual advisory vote on named executive officer compensation

•     On average, Directors attended 98% of Board and committee meetings held in 2013

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation program is intended to provide competitive compensation based on performance and contributions to the Company, to incentivize, attract and retain key executives, to align the interests of our key executives with the interests of stockholders, and to drive long-term stockholder value. To achieve these objectives, our executive compensation programs include the following key features:

•	We Pay for Performance by aligning our short- and long-term incentive compensation programs with business strategies to reward executives who achieve or exceed applicable Company and business division goals.

¡	At target performance levels, 2013 variable compensation represented 80% of our Chief Executive Officer’s (“CEO’s”) total compensation and, on average, 64% of total compensation for our other named executive officers (“NEOs”)

¡	Payouts under our 2013 annual incentive plan were 100% performance based – no payouts made to Corporate-level NEOs

¡	One-third of the equity awards granted to NEOs in 2014 will take the form of performance share units, which will be earned based on achievement of pre-determined performance goals

•	We Pay Competitively by setting target compensation at the median of our defined market for talent.

¡	We regularly review and, as appropriate, make changes to our compensation peer group to ensure it is representative of our market for talent, our business portfolio and our global footprint

¡	We provide competitive, rather than excessive, benefits and perquisites to our executives

•	We Align Our Compensation Programs with Stockholder Interests by providing a significant amount of each key executive’s compensation opportunity in the form of equity and encouraging executive stock ownership

¡	Our 2013 long-term incentive plan was comprised entirely of equity-based vehicles (restricted stock units and stock appreciation rights)

¡	Stock ownership requirements for our current NEOs ranged from 2x - 3x (for executives other than our CEO) to 5x salary (for our CEO)

NEO Target Compensation for 2013

Compensation Element	% of Total (CEO)	% of Total (All Other NEOs)	Description	Cash	Equity
Base Salary	20	36	Fixed annual cash amount	✓
Annual Incentive (AIP Awards)	20	23	Variable annual cash payment	✓
Long-Term Incentive (LTIP Awards)	60	41	Equity awards with 3-5 year vest periods		✓

350 Poplar Church Road

Camp Hill, PA 17011 USA

Proxy Statement

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Harsco Corporation (the “Company,” “we” or “us”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Radisson Hotel Harrisburg, 1150 Camp Hill Bypass, Camp Hill, Pennsylvania, on Tuesday, April 29, 2014, beginning at 8:00 a.m., Eastern Time.

Should you wish to obtain directions to the Radisson Hotel Harrisburg in order to attend the Annual Meeting and vote in person, please contact Kenneth D. Julian, Senior Director – Corporate Communications, by telephone at (717) 730-3683 or by e-mail at kjulian@harsco.com.

The Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and our 2013 Summary Annual Report are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), by calling toll-free (800) 652-8683 or by e-mailing kjulian@harsco.com.

QUESTIONS AND ANSWERS ABOUT THE COMPANY’S ANNUAL MEETING

Q:	Who is entitled to vote at the Annual Meeting?

A:	You can vote if, as of the close of business on March 3, 2014 (the “Record Date”), you were a stockholder of record of the Company’s common stock (“Common Stock”). As of the Record Date, there were 80,680,554 shares of our Common Stock outstanding. Stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on each matter presented for voting at the Annual Meeting. There are no cumulative voting rights.

Q:	How do I vote my shares by proxy?

A:	Most stockholders can vote their shares by proxy in three ways:

•	By Internet – You can vote via the Internet by going to www.envisionreports.com/HSC and following the instructions outlined on that website;

•	By Telephone – In the United States and Canada, you can vote telephonically by calling 1-800-652-8683 (toll free) and following the instructions provided by the recorded message; or

•	By Mail – If you received a paper copy of the proxy materials, you can vote by mail by filling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card. If you wish to vote by mail but received a Notice of Internet Availability of Proxy Materials in lieu of a paper copy of the proxy materials, you may contact Ken Julian by telephone at (717) 730-3683 or by e-mail at kjulian@harsco.com to request that a full packet of proxy materials be sent to your home address. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 19, 2014.

Please see the Notice of Internet Availability of Proxy Materials or the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:	Can I vote in person at the Annual Meeting instead of voting by proxy?

A:	Yes. However, while we encourage all stockholders to attend the Annual Meeting, we encourage you to vote your shares via the Internet, by telephone or by mail prior to the Annual Meeting, even if you plan to attend.

Q:	Can I change or revoke my proxy?

A:	Yes. You may change or revoke your proxy by Internet, telephone or mail prior to 11:59 p.m. Eastern Time on Monday, April 28, 2014. You may also change or revoke your proxy by attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee, only that bank, broker or nominee can revoke your proxy on your behalf.

Q:	What if I am a beneficial owner and do not give instructions to my broker?

A:	As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you received from your broker. If you do not provide voting instructions to your broker, whether your shares can be voted by your broker depends on the proposal being considered. Under the rules of the New York Stock Exchange (“NYSE”), if your broker does not receive voting instructions from you, the broker is entitled to vote your shares on all “routine” proposals being considered, including the ratification of our auditors (Proposal 2). Brokers are not entitled to vote your shares with respect to the election of Directors or the advisory vote on the compensation of the Company’s named executive officers (Proposals 1 and 3) without your instructions. This is referred to as a broker “non-vote.”

Q:	What if I hold my shares through the Harsco Corporation Savings Plan or the Harsco Retirement Savings & Investment Plan?

A:	If you are a participant in the Harsco Corporation Savings Plan and/or the Harsco Retirement Savings & Investment Plan, you can instruct the Trustee of those plans how to vote the shares of Common Stock that are allocated to your account, if any, by going to www.proxyvote.com and following the instructions outlined in that website or by calling 1-800-690-6903 (toll free) and following the instructions provided by the recorded message. If you received a paper copy of the proxy materials, you may also fill out the enclosed voting instruction card and return it pursuant to the instructions set forth on the card.

If you do not instruct the Trustee how to vote your shares, the Trustee will vote them in the same proportion as those shares for which the Trustee did receive voting instructions.

Q:	How many shares must be present to conduct the Annual Meeting?

A:	To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present at the meeting, either in person or by proxy. A quorum consists of a majority of the issued and outstanding shares of our Common Stock as of the Record Date.

Q:	What vote is required to pass each of the proposals at the Annual Meeting?

A:	Assuming that a quorum is present:

•	Proposal 1: Election of Directors – the 9 nominees who receive the greatest number of votes cast for election will be elected as Directors, subject to the Company’s Director resignation requirement should any Director not receive a majority of the votes cast.

•	Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Auditors – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2014.

•	Proposal 3: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, the compensation of the Company’s named executive officers.

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on each particular proposal. This occurs when a stockholder withholds a vote or abstains from voting on a proposal, or in the event of a broker non-vote. In accordance with Delaware law and our restated certificate of incorporation and by-laws, votes withheld and broker non-votes will not be treated as votes cast with respect to the election of Directors (Proposal 1) and therefore will not affect the outcome of Director elections. However, votes withheld will be treated as votes cast against the applicable Director for purposes of the Company’s Director resignation requirement (see the next question and answer for more information). With respect to the approval of the compensation of our named executive officers (Proposal 3), abstentions will be treated as negative votes, but broker non-votes will not have any effect. With respect to the ratification of our auditors (Proposal 2), abstentions will be treated as negative votes.

Q:	What happens if a nominee for Director does not receive majority approval?

A:	Under our certificate of incorporation, the 9 Director nominees who receive the greatest number of votes cast for election will be elected as Directors. However, our by-laws provide that in an uncontested election (that is, an election where the number of Director nominees does not exceed the number of Directors to be elected), if a nominee does not receive more “for” votes than votes “withheld” for his or her election, the Director must tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2015 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Q:	Who counts the votes and how will my shares be voted if I return a proxy but do not submit instructions regarding how to vote on a particular matter?

A:	Stockholder votes will be tabulated by an independent inspector of election for the Annual Meeting

The individuals appointed by the Board to serve as proxies for the Annual Meeting will vote your shares in accordance with the instructions you provide on your proxy card or through your Internet or telephonic vote. If you submit a proxy but do not indicate how your shares should be voted on a particular matter, your shares will be voted as follows:

•	FOR the election as Directors of each of the 9 nominees of the Board;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2014; and

•	FOR the approval, on an advisory basis, of our named executive officer compensation.

Q:	How are proxies solicited and what is the cost?

A:	We pay the cost of soliciting proxies for the meeting. In addition to solicitation by mail, our employees may solicit proxies personally or by telephone or facsimile, but they will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy materials to their principals and we may reimburse them for their expenses. We have retained Morrow & Co., LLC to assist in the solicitation of proxies at a cost that is not expected to exceed $12,000, plus reasonable out-of-pocket expenses.

THE BOARD OF DIRECTORS

General Oversight

The Board has general oversight responsibility for the Company’s affairs. Although the Board does not have responsibility for day-to-day management of the Company, Board members stay informed about the Company’s business through regular meetings, site visits and other periodic interactions with management. The Board is deeply involved in the strategic planning process for the Company and each of its business divisions. The Board also plays an important oversight role in the Company’s leadership development and succession planning processes.

Composition

The Board is currently comprised of nine Directors, eight of whom qualify as independent. In accordance with the Board’s Corporate Governance Principles and applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”), the independent Directors regularly meet in executive session. These meetings allow the independent Directors to discuss important issues, including the business and affairs of the Company as well as matters concerning management, without any member of management present. During the 2013 fiscal year, the independent Directors held six meetings, each of which was attended by the complete group of independent Directors serving on the Board at the time of the meeting other than with respect to one meeting that one independent Director was unable to attend.

Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the leadership structure that is most appropriate for the Company and its stockholders. The Board regularly evaluates the Company’s leadership structure and has concluded that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and CEO. This approach allows the Board to elect the most qualified Director as Chairman of the Board while also maintaining the ability to separate the Chairman of the Board and CEO roles when necessary or appropriate. For example, as of September 10, 2012, we separated the positions of Chairman of the Board and CEO in light of the fact that our then-recently elected CEO was both new to the Company and had not previously served on a public company board of directors.

Currently, David C. Everitt serves as our Interim CEO, a position he has held since February 28, 2014. In this role, Mr. Everitt is responsible for managing the day-to-day operations of the Company and for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. Mr. Everitt is accountable for Company performance and reports directly to the Board.

Effective September 10, 2012, the Board appointed Henry W. Knueppel to serve as the Non-Executive Chairman of the Board. In this role, Mr. Knueppel’s responsibilities include the following:

•	serving as a resource to the CEO in connection with strategic planning and other matters of strategic importance to the Company;

•	receiving reports from the CEO, organizing and facilitating the CEO evaluation process and providing ongoing, constructive feedback to the CEO;

•	consulting with the CEO regarding the Company’s relations and communications with stockholders of the Company, analysts and the investor community;

•	chairing meetings of the Board;

•	setting the schedule and agenda for Board meetings in consultation with the CEO;

•	determining the information that is sent to the Board in consultation with the CEO;

•	presiding over the executive sessions and other meetings of the independent Directors; and

•	communicating the results of meetings of the independent Directors to the CEO and other members of management, as appropriate.

In the event the Board determines that the same individual should serve as both Chairman of the Board and CEO, the Board will establish an independent Lead Director position. The individual serving as Lead Director will be selected by the independent Directors and will have responsibilities similar to those of the Non-Executive Chairman of the Board.

Finally, the Board has established three standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Management Development and Compensation Committee (the “MD&C Committee”); and (3) the Nominating and Corporate Governance Committee (the “Nominating Committee”). Each of the Audit, MD&C Committee and Nominating Committee’s is comprised entirely of independent directors.

The Board believes that its current leadership structure provides an appropriate balance among strategy development, operational execution and independent oversight and is therefore in the best interests of the Company and its stockholders.

Board Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating certain risk oversight responsibilities to committees for further consideration and evaluation. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Governing Body	Role in Risk Oversight
Board

•   Regularly reviews the strategic plans of the Company and each of its business divisions, including risks associated therewith

•   Reviews enterprise-level and other key risks identified through the Company’s enterprise risk management (“ERM”) process as well as management’s plans to mitigate those risks

•   Conducts annual succession plan reviews to ensure the Company maintains appropriate succession plans for its senior officers

Audit Committee

•   Oversees compliance with legal and regulatory requirements and the Company’s Code of Conduct and Defalcations

•   Oversees financial risks, including risks relating to key accounting policies

•   Oversees the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks

•   Reviews internal controls with the Principal Financial Officer, Principal Accounting Officer and internal auditors

•   Meets regularly with representatives of the independent auditors

MD&C Committee

•   Oversees risks relating to the Company’s compensation programs*

•   Oversees the process for conducting annual risk assessments of the Company’s compensation policies and practices*

•   Employs independent compensation consultant to assist in reviewing compensation programs, including the potential risks created by the programs

•   Oversees the Company’s executive management succession planning program

Nominating Committee

•   Oversees risks relating to the Company’s governance structure and other corporate governance matters and processes

•   Evaluates related person transactions

•   Oversees compliance with key corporate governance documents, including the Corporate Governance Principles and the Insider Trading Policy

* Further detail regarding the MD&C Committee’s review of compensation-related risks can be found under the heading “Compensation Policies and Practices as They Relate to Risk Management” on page 53 of this Proxy Statement.

The decision to administer the Board’s oversight responsibilities in this manner has a key effect on the Board’s leadership and committee structure, described in more detail above. The Board believes that its current structure – including separate Chairman of the Board and CEO roles, eight independent Directors (out of nine) and committees comprised entirely of independent Directors – helps to ensure that key strategic decisions made by senior management, up to and including the CEO, are reviewed and overseen by independent Directors of the Board.

Experiences, Skills and Qualifications

The Nominating Committee works with the full Board to determine the appropriate characteristics, skills and experiences for the Board as a whole as well as its individual members. While the Nominating Committee has not established minimum criteria for Director candidates, it has established important factors that it considers when evaluating potential candidates. These factors are set forth in the Board’s Corporate Governance Principles and include integrity and strength of character, mature judgment, demonstrated leadership skills, relevant business experience, experience with international business issues and risk, public company experience, technology and innovation experience, brand marketing experience, diversity and the extent to which the candidate would fill a present need on the Board. In addition, as explained in more detail below in the section entitled “Diversity,” the Board is committed to a policy of inclusiveness that requires all new Board nominees to be drawn from a pool that includes diverse candidates, with a commitment to seeking out highly qualified women and minority candidates.

In addition to evaluating new Director candidates, the Nominating Committee regularly assesses the composition of the Board in order to ensure it reflects an appropriate balance of knowledge, skills, expertise, diversity and independence. As part of this assessment, each Director is asked to identify and assess the particular experiences, skills and other attributes that qualify him or her to serve as a member of the Board. Based on the most recent assessment of the Board’s composition completed in January 2014, the Nominating Committee and the Board have determined that, in light of the Company’s current business structure and strategies, the Board has an appropriate mix of Director experiences, skills, qualifications and backgrounds.

Set forth below is a general description of the types of experiences and skills the Nominating Committee and the Board believe to be particularly relevant to the Company at this time:

•	Leadership Experience – Directors who have demonstrated significant leadership experience over an extended period of time, especially current and former executive officers, provide the Company with valuable insights that can only be gained through years of managing complex organizations. These individuals understand both the day-to-day operational responsibilities facing senior management and the role directors play in overseeing the affairs of large organizations. Eight of the nine members of the Board are current or former executive officers.

•	International Experience – Given the Company’s global footprint and current focus on growing its presence in emerging markets, directors with experience in markets outside the United States are critical to the Company’s long-term success.

•	Innovation and Technology Experience – In light of the important role of innovation and technology to the Company’s manufacturing businesses, directors with innovation and technology experience add significant value to the Board.

•	General Industrial Experience – Directors that have direct experience with industrial businesses bring key insights to the strategic planning process and provide important practical experience to the Board and management.

•	Brand Marketing Experience – Directors with a proven track record for marketing and growing global brands bring valuable skills that can have a positive impact on the Company’s operational results, especially as it looks to leverage its brand to expand into new markets and territories.

•	Financial Experience – Directors with an understanding of accounting, finance and financial reporting processes, particularly as they relate to large, multi-national businesses, are critical to the Company. Accurate financial reporting is a cornerstone of the Company’s success, and directors with financial expertise help to provide effective oversight of the Company’s financial measures and processes.

A description of the most relevant experiences, skills, attributes and qualifications that qualify each Director and Director candidate to serve as a member of the Board is included in his or her biography.

Diversity

The Board believes that diversity is one of many important considerations in board composition. To ensure the Board is comprised of members with an appropriate mix of characteristics, skills, experiences and backgrounds, the Board has adopted a Board diversity policy, which is set forth in the Board’s Corporate Governance Principles as well as the Nominating Committee’s written charter. Pursuant to the diversity policy, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. These requirements were provided to Heidrick & Struggles, the third-party search firm engaged to help identify potential nominees for election as Directors to replace the two current Directors who are not standing for re-election at the Annual Meeting.

As noted above, the Nominating Committee evaluates the current composition of the Board from time-to-time to ensure that the Directors reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board, the Nominating Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating potential Director candidates.

The Board and the Nominating Committee believe that the Company’s current Directors, as a group, including the Director candidates nominated for election to the Board, reflect the diverse mix of skills, experiences, backgrounds and opinions necessary to foster an effective decision-making environment and promote the Company’s culture across the globe. Each of the Company’s current Directors and Director candidates has significant experience working in international environments (including three who have lived and worked outside the United States for significant portions of their careers), and Board member experiences cover a wide range of industries, including manufacturing, rail, accounting, consulting, construction, consumer products, industrial services and education.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of nine Directors, each of whom has been recommended for election by the Board. If elected, the Directors will hold office until the next annual meeting of stockholders or until their successors are elected and qualified, subject to the Board’s resignation requirement (as described in more detail below).

The Board recommends that stockholders vote “FOR” the election of each of the following nominees:

•	J. F. Earl,
•	K. G. Eddy,
•	D. C. Everitt,
•	S. E. Graham,
•	T. D. Growcock,
•	H. W. Knueppel,
•	E. La Roche,
•	J. M. Loree, and
•	P. C. Widman.

As discussed above, under the Company’s restated certificate of incorporation, the nine Director nominees who receive the greatest number of votes cast for election will be elected as Directors. This is known as a “plurality voting standard.” However, if any Director nominee fails to receive more “for” votes than votes “withheld” for his or her election, then such Director, although elected to the Board, will be required by the Company’s by-laws to tender his or her resignation to the Board for consideration. The Nominating Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results. In the event the Board determines not to accept the Director’s resignation, the Board will also disclose the reasons such resignation was rejected. The Director who tendered his or her resignation will not participate in the Nominating Committee’s recommendation or the Board’s decision.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2015 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

As a matter of good corporate governance, the Board intends to submit a proposal for consideration at the 2015 Annual Meeting of Stockholders that would eliminate the plurality voting standard contained in the Company’s restated certificate of incorporation and provide that, in any uncontested election, a Director nominee will only be elected if he or she receives a majority of the votes cast with respect to his or her election. The plurality voting standard would continue to apply to any contested elections (that is, an election where the number of Director nominees exceeds the number of Directors to be elected). Under the Company’s restated certificate of incorporation, this proposal will require approval from stockholders holding at least 80% of the Company’s outstanding Common Stock in order to pass.

Nominees for Director

Each nominee for election as Director was previously elected by our stockholders, with the exception of Elaine La Roche and Phillip C. Widman. Ms. La Roche and Mr. Widman have been nominated by the Board, upon the recommendation of the Nominating Committee, for election as Directors to replace Andrew J. Sordoni, III and Robert C. Wilburn, each of whom will have reached age 70 prior to the Annual Meeting and therefore are ineligible to stand for election to the Board pursuant to the retirement policy set forth in the Board’s Corporate Governance Principles. Each of Ms. La Roche and Mr. Widman was recommended to the Nominating Committee for election as a Director by a third-party search firm, Heidrick & Struggles, and was recommended to the Board by the Nominating Committee following a rigorous interview and evaluation process.

Each of the other Directors has been recommended for re-election by the Nominating Committee, and the Board has approved all such recommendations. Each nominee for Director has accepted the nomination and agreed to serve as a Director if elected by the Company’s stockholders.

The information set forth below states the name of each nominee for Director standing for re-election and each other Director candidate, his or her age (as of March 3, 2014), a listing of present and recent employment positions, the year in which he or she first became a Director of the Company, other directorships held, the nominee’s specific experience, qualifications, attributes or skills that qualify him or her to serve as a Director and the committees of the Board on which the individual serves.

Nominees for Election as Directors with Terms Expiring in 2015

James F. Earl	Director since 2012, Age 57

Executive Vice President of GATX Corporation (“GATX”) (one of the world’s leading railcar and locomotive leasing companies) since 2006. President of the GATX Rail International business segment and CEO of American Steamship Company (a division of GATX) since 2012. Chief Operating Officer (“COO”) of GATX from 2006 to 2012. Mr. Earl has served as an executive with GATX since 1988 and prior to that time held management positions with two railroad companies, Soo Line Railroad and Southern Pacific Transportation Company. He is a past recipient of the Norman W. Seip Award for Industry Excellence in the rail finance industry.

With several decades of senior management experience in the rail industry, Mr. Earl contributes to the Board a sophisticated and informed perspective on one of the Company’s major business units. Furthermore, as President of the GATX Rail International business segment, Mr. Earl has gained substantial international business experience, which enhances his contributions to the Board.

Committee Memberships: Audit; MD&C

Kathy G. Eddy	Director since 2004, Age 63

Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants (“AICPA”) between 2000 and 2001. Current member of the AICPA Governing Council and Secretary of the West Virginia Higher Education Policy Commission. Member of the Board of Directors and Chairman of the Audit Committee of West Virginia United Health System, Inc. since 2011.

Ms. Eddy brings substantial financial accounting and consulting experience to our Board, having served as a certified public accountant for 34 years. She is a past recipient of the AICPA gold medal for distinguished service, and she continues to serve the AICPA as a member of the Risk Management and Internal Control Advisory Panel. Ms. Eddy also gained significant leadership experience while serving as Chairman of the West Virginia Jobs Investment Trust Board from 1993 to 1997. Ms. Eddy also served as Chairman of the Board of Directors of Camden Clark Memorial Hospital in Parkersburg, West Virginia from 1997 to 2000, and she continues to serve on Camden Clark’s Board of Directors and on its Audit Committee. Ms. Eddy’s extensive accounting career, her long tenure as a member of the Company’s Board and Audit Committee (where she served as Chairman from 2007 to 2010), her service as Chairman of the Nominating Committee and her previous service as Lead Director, as well as her demonstrated leadership skills, make her an integral part of our Board.

Committee Memberships: Audit; Nominating (Chairman)

David C. Everitt	Director since 2010, Age 61

Interim President and CEO of the Company since February 28, 2014. Former Co-Leader of the Agriculture and Turf division of Deere & Company (the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry, and lawn and grounds care equipment), the company’s largest operating group. Mr. Everitt served as President – North America, Asia, Australia, Sub-Saharan and South Africa and Global Tractor and Turf Products from 2009 until his retirement from Deere & Company in September 2012. Prior to that, he had served as President, Agricultural Division – North America, Australia, Asia and Global Tractor and Implement Sourcing since January 2006. Mr. Everitt is a member of the Board of Directors of Gates Corporation, Brunswick Corporation and Agrium Inc., where he serves on the Audit Committee. He is also a member of the Board of Directors and the Audit Committee of the National Business Aviation Association.

Mr. Everitt’s service as Interim President and CEO of the Company provides him with comprehensive knowledge of the various segments of our business and of the critical internal and external challenges facing the Company and the industries in which it operates. His leadership within the Company, as well his senior leadership roles across various Deere & Company entities, combined with his engineering experience and global expertise, make him a valuable Board contributor.

Committee Memberships: None

Stuart E. Graham	Director since 2009, Age 68

Chairman of Skanska AB (a leading provider of construction services) since April 2012. Previously, he served as Vice Chairman of Skanska AB, a position he held beginning in April 2011. Served as Chairman of Skanska USA from September 2008 until January 2010. From 2002 until his retirement in April 2008, Mr. Graham served as President and CEO of Skanska AB. Mr. Graham has also served as Chairman of the Engineering and Construction Governors Council of the World Economic Forum and founded the Engineering and Construction Risk Institute. He is a member of the Board of Directors of Industrivarden AB, Skanska AB and PPL Corporation. Mr. Graham is Chairman of the Compensation and Project Review committees and a member of the Audit Committee of Skanska AB. He is a member of the Compensation and Nuclear Oversight committees of PPL Corporation. Mr. Graham also serves on the Board of Directors of Brand Energy & Infrastructure Services, Inc. (“Brand”), a strategic venture in which the Company holds an approximate 29% equity interest. From 2006 to 2011, Mr. Graham was a member of the Board of Directors of Securitas AB.

Mr. Graham’s career includes more than four decades of worldwide experience in the infrastructure and construction industry, including executive management responsibilities for business units in the United States and United Kingdom, Hong Kong and Latin America. He has lived and worked outside the United States for many years leading a large, multinational European construction group. Mr. Graham’s international management experience is an invaluable asset to the Board, where he has demonstrated an in-depth understanding of our global business needs. Mr. Graham further contributes leadership and consensus-building skills as a member of our Audit and Nominating committees. His membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: Audit; Nominating

Terry D. Growcock	Director since 2008, Age 68

Retired Chairman of the Board of The Manitowoc Company (“Manitowoc”) (a worldwide provider of lifting equipment and foodservice equipment, and a North American mid-size shipbuilder). Served as Chairman of Manitowoc from mid-2007 until December 2008, as Chairman and CEO from 2002 until mid-2007, and as President and CEO from 1998 until 2002. Served in various executive leadership roles at Manitowoc after joining the company in 1994. He is a former Chairman of Wisconsin Manufacturers and Commerce, one of the state’s leading business associations. Mr. Growcock is a director of Harris Corporation and Carlisle Companies, Inc.

Mr. Growcock has led and directed several global industrial businesses, where he developed critical judgment and risk assessment skills. He contributes these skills to our Board, along with his experience as an international business leader and his knowledge of global procurement matters, LeanSigma® and strategic planning, each of which represent key focus areas for our business in 2014 and beyond. His membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: MD&C (Chairman)

Henry W. Knueppel	Director since 2008, Age 65

Non-Executive Chairman since September 10, 2012. Interim Chairman and CEO from February 23, 2012 to September 10, 2012. Served as Chairman of Regal Beloit Corporation (“Regal Beloit”) (a multi-national organization serving the HVAC, industrial motor, power transmission and power generation markets) between April 2006 and December 2011 and as CEO between April 2005 and May 2011. Served as President and Chief Operating Officer of Regal Beloit from April 2002 to December 2005 and as Executive Vice President from 1987 to April 2002. Mr. Knueppel joined Regal Beloit in 1979. Mr. Knueppel has served as a director of Regal Beloit since 1987, a director of Snap-On Incorporated since 2011 (where he serves on the Governance Committee) and a director of the Wisconsin Energy Corporation (where he serves on the Audit Committee and the Governance Committee) and Wisconsin Electric Power Company since 2013.

Mr. Knueppel’s leadership roles with Regal Beloit enable him to bring demonstrated management ability to our Board. His prior position as CEO of Regal Beloit has also led to his developing a critical level of insight into the operational requirements of a large, multinational company. Mr. Knueppel’s service as our Interim Chairman and CEO from February to September 2012 enhanced his knowledge of the Company’s operations, personnel, finances and strategic direction, giving him additional insight that he shares with the Board.

Committee Memberships: None

Elaine La Roche	Nominee for Election as Director, Age 64

On March 1, 2014, the Board, upon the recommendation of the Nominating Committee, nominated Ms. La Roche for election to the Board at the Annual Meeting. Ms. La Roche was recommended to the Nominating Committee by Heidrick & Struggles, an independent third-party search firm.

Ms. La Roche currently serves as a Senior Advisor to China International Capital Corporation US (a Chinese financial services institution), a position she has held since March of 2011. Prior to that time, Ms. La Roche was with JPMorgan Chase & Co. (an international financial services institution) in Beijing, where she served as Vice Chairman, J.P. Morgan China Securities from 2008 to 2010. Over the course of a 20-year career at Morgan Stanley (an international financial services institution), Ms. La Roche rose from Associate to Managing Director, serving in a variety of roles including Chief of Staff to the Chairman, President and Head of the Asia Desk, and Chief Executive Officer of China International Capital Corporation in Beijing from 1997-2000. Ms. La Roche currently serves as a director of Marsh & McLennan Companies, where she sits on the Audit and Compliance and Risk Committees, and as a director of China Construction Bank Corporation, where she is also a member of the Audit and Strategy Development Committees and serves as Chairman of the Nomination and Compensation Committee.

With more than 30 years’ experience as a financial services executive, Ms. La Roche will bring extensive financial expertise, business acumen and operational oversight skills to the Board. Her focus on the Asian markets, specifically with regard to China where she lived and worked for various stretches of time over the last 18 years, will also be a valuable asset to the Board. Her membership on other public company boards, including a non-U.S. company board, will further enhance her contribution to the Board.

James M. Loree	Director since 2010, Age 55

President and COO of Stanley Black & Decker (a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions and engineered fastening systems) since January 2013. Previously, he served as Executive Vice President and COO, a position he held beginning in 2009, first with Stanley Works (a worldwide manufacturer and marketer of tools, hardware and specialty hardware products for home improvement, consumer, industrial and professional use) prior to its merger with Black & Decker, which was completed in March 2010. Prior to 2009, Mr. Loree served as Executive Vice President and Chief Financial Officer (“CFO”) of Stanley Works, having joined the company in 1999 from General Electric (a diversified infrastructure, finance and media company) where he had served for almost 20 years.

As a result of his senior leadership roles with both Stanley Black & Decker and General Electric, Mr. Loree brings an in-depth knowledge of the manufacturing and industrial services industries and a well-developed understanding of the business issues and risks facing a global business in today’s environment. Mr. Loree’s financial acumen is also of benefit to our Board through his service as Chairman of the Audit Committee.

Committee Memberships: Audit (Chairman); Nominating

Phillip C. Widman	Nominee for Election as Director, Age 59

On January 28, 2014, the Board, upon the recommendation of the Nominating Committee, nominated Mr. Widman for election to the Board at the Annual Meeting. Mr. Widman was recommended to the Nominating Committee by Heidrick & Struggles, an independent third-party search firm.

On March 31, 2013, Mr. Widman retired as Senior Vice President and CFO of Terex Corporation (a global manufacturer delivering customer-driven solutions for a wide range of commercial applications, including the construction, infrastructure, quarrying, mining, manufacturing, transportation, energy and utility industries), a position he had held since 2002. Prior to that, he served as Executive Vice President and CFO of Philip Services Corporation (an integrated environmental and industrial service corporation) from 1998 to 2001. Mr. Widman currently serves as a director of Sturm, Ruger & Company, Inc., where he also serves as Chairman of the Audit Committee and as a member of the Risk Oversight Committee. He served as a member of the Board of Directors and Nominating and Governance Committee, and as Chairman of the Audit Committee, of Lubrizol Corporation from November 2008 until its acquisition by Berkshire Hathaway in September 2011.

Having served as a CFO for multiple businesses operating in the industrial services and manufacturing markets for more than 15 years, Mr. Widman will add considerable financial expertise, business management skills and operational knowledge to the Board. His membership on other public company boards will further enhance his contribution to the Board.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board and Director Attendance at Annual Meeting

The Board held 11 meetings during the fiscal year ended December 31, 2013. Each Director attended at least 75% of the aggregate number of Board and applicable committee meetings held during the period of 2013 for which he or she served as a Director.

It is our policy to request that all Board members attend annual stockholder meetings. However, we also recognize that personal attendance by all Directors is not always possible. All of our then-current Directors attended the Annual Meeting of Stockholders in 2013.

Committees of the Board

The Board has established standing Audit, Management Development and Compensation, and Nominating and Corporate Governance committees. Membership in each of these committees, as of March 3, 2014, is shown in the following chart:

Audit	Management Development and Compensation	Nominating and Corporate Governance
James M. Loree (Chairman)	Terry D. Growcock (Chairman)	Kathy G. Eddy (Chairman)
James F. Earl	James F. Earl	Stuart E. Graham
Kathy G. Eddy	Robert C. Wilburn	James M. Loree
Stuart E. Graham		Andrew J. Sordoni, III

All Directors, including committee chairs, served on the respective committees listed above for the entire 2013 fiscal year, except as follows (in each case effective April 23, 2013, unless otherwise noted):

•	Audit Committee – Mr. Everitt’s service ended concurrent with his appointment as Interim President and CEO of the Company on February 28, 2014;

•	Management Development and Compensation Committee – added Mr. Earl; Mr. Sordoni rotated off; Mr. Everitt’s service ended concurrent with his appointment as Interim President and CEO of the Company on February 28, 2014; and

•	Nominating and Corporate Governance Committee – added Ms. Eddy as Chairman (replacing Mr. Graham); Messrs. Growcock and Wilburn rotated off.

The table below identifies the number of meetings held by each committee in 2013, provides a brief description of the duties and responsibilities of each committee, and provides general information regarding the location of each committee’s charter:

Committee	Meetings	Duties and Responsibilities	General Information

Audit	6

•  Oversee financial reporting processes, including meeting with members of management, the external auditors and the internal auditors;

•  Review and approve audit and non-audit services;

•  Review results of the annual audit;

•  Review adequacy of internal controls;

•  Discuss (with management and the independent auditors) the Company’s guidelines, policies and controls with respect to risk assessments and risk management;

•  Oversee the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks;

•  Oversee (in conjunction with the Nominating Committee) the Company’s compliance program;

•  Review and discuss Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the Securities and Exchange Commission (the “SEC”); and

•  Review and discuss Quarterly Earnings Releases prior to their release.

•  Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

•  Amended its charter in 2013

•  Copy of the Audit Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us

•  Audit Committee Report begins on page 26

Committee	Meetings	Duties and Responsibilities	General Information

MD&C	10

•  Establish and review the Company’s overall compensation philosophy;

•  Review and approve goals and objectives relevant to executive officer compensation;

•  Evaluate executive officer performance relative to established goals and objectives and determine and approve compensation based on the performance evaluation;

•  Review and approve (or recommend that the Board approve) the incentive compensation, stock options and other executive benefits of the CEO and other executive officers;

•  Evaluate and approve (or recommend that the Board approve) compensation grants to executive officers under annual and incentive compensation plans, including equity-based compensation and incentive compensation plans;

•  Review incentive compensation plans and equity-based compensation plans;

•  Review the overall structure and operation of the Company’s compensation programs to ensure they do not encourage excessive risk taking;

•  Oversee other benefit and compensation plans applicable to executive officers;

•  Oversee the management succession planning process; and

•  Review and discuss with management the Compensation Discussion & Analysis to be included in the proxy statement.

			• Amended its charter in 2013 • Copy of the MD&C Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us • MD&C Committee Report begins on page 52

Committee	Meetings	Duties and Responsibilities	General Information

Nominating	7

•  Establish criteria for the selection of new Directors to serve on the Board;

•  Identify individuals qualified as candidates to serve on the Board and recommend Director candidates for election to the Board;

•  Consider matters relating to the retirement of Board members, including term limits or age caps;

•  Review matters relating to Director and Director nominee independence;

•  Review and make recommendations to the Board regarding Board and committee size and composition;

•  Oversee the evaluation of the Board and each of its committees;

•  Make recommendations to the Board regarding non-employee Director compensation;

•  Oversee the Company’s corporate governance program and Corporate Governance Principles; and

•  Oversee (in conjunction with Audit Committee) the Company’s compliance program.

•  Reviewed its charter in 2013 and determined no changes were necessary

•  Copy of the Nominating Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

•  Additional details regarding the role of the Nominating Committee can be found in the section entitled “Nominations of Directors” below.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for our Board’s operation and governance. The Nominating Committee is responsible for overseeing and reviewing our Corporate Governance Principles at least annually and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.harsco.com/about-us in the Corporate Governance section.

Code of Conduct

We have adopted a Code of Conduct applicable to our Directors, officers and employees worldwide. The Code of Conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. Our Code of Conduct is produced in over 20 languages. The Code of Conduct, including amendments thereto or waivers thereof granted to a Director or officer, if any, can be viewed on our website at www.harsco.com/about-us in the Corporate Governance section.

Stockholder and Interested Party Communications with Directors

The Board has established a formal process for stockholders and interested parties to communicate directly with the Non-Executive Chairman, the non-management Directors or with any individual member of the Board. Stockholders and interested parties may contact any member of the Board by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the Non-Executive Chairman, can be contacted by e-mail at BoardofDirectors@harsco.com.

Director Independence

The Board has affirmatively determined that the following eight Directors are independent pursuant to the applicable independence requirements set forth in the NYSE Rules and by the SEC because they either have no relationship with the Company (other than as a Director and stockholder) or because any relationship they have with the Company is immaterial: James F. Earl, Kathy G. Eddy, Stuart E. Graham, Terry D. Growcock, Henry W. Knueppel, James M. Loree, Andrew J. Sordoni, III and Robert C. Wilburn. The Board has also determined that Elaine La Roche and Phillip C. Widman, nominees for election as Directors at the Annual Meeting, are independent pursuant to the applicable independence requirements set forth in the NYSE Rules and by the SEC.

In making these independence determinations, the Board, in consultation with the Nominating Committee, reviewed the direct and indirect relationships between each current Director and nominee for election as a Director and the Company and its subsidiaries, as well as the compensation and other payments each Director and nominee for election as a Director received from or made to the Company and its subsidiaries.

The Board determined that David C. Everitt is not independent while he serves as the Company’s Interim President and CEO.

Nominations of Directors

The Nominating Committee is responsible for overseeing the selection of qualified nominees to serve as members of the Board. Consistent with the Board diversity policy, in administering its oversight responsibilities, the Nominating Committee is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Beyond those specific parameters, the Nominating Committee has not adopted formal selection procedures, but instead utilizes general guidelines that allow it to adjust the selection process to best satisfy the objectives established for any director search. The Nominating Committee considers Director candidates recommended by any reasonable source, including current Directors, management and stockholders.

Pursuant to its charter, the Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as Directors and to approve the fees and other retention terms of any such firms. In 2013, the Nominating Committee retained two search firms, RSR Partners and Heidrick & Struggles, to assist it in identifying and evaluating potential Director candidates to replace Messrs. Sordoni and Wilburn, who are not eligible to stand for re-election at the Annual Meeting. The Nominating Committee paid RSR Partners and Heidrick & Struggles aggregate fees of $200,000 and $225,000, respectively, for services rendered in 2013.

The Nominating Committee evaluates all Director candidates in the same manner, regardless of the source of the recommendation of such Director candidate.

The Nominating Committee will consider recommendations for Director candidates from stockholders if such recommendations are submitted in writing to:

Corporate Secretary

Harsco Corporation

350 Polar Church Road

Camp Hill, PA 17011

Any such written recommendation from stockholders must set forth the following information:

•	The full legal name, address and telephone number of the stockholder recommending the Director candidate for consideration and whether that stockholder is acting on behalf of or in concert with other beneficial owners, and, if so, the same information with respect to them;

•	The number of shares held by the recommending stockholder as of a recent date and how long such shares have been held, or, if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such stockholder’s ownership of such shares as of a recent date;

•	The full legal name, address and telephone number of the proposed nominee for Director;

•	A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation of proxies for election of directors pursuant to the rules of the SEC, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our Directors;

•	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates);

•	Disclosure of any direct or indirect relationship between the proposed nominee and the Company, any of our employees or Directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates;

•	Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent meeting of our stockholders; and

•	A written, signed and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a Director, if so elected, and consenting to our undertaking of an investigation into his or her background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company, our Directors or management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential Director candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2015 ANNUAL MEETING OF STOCKHOLDERS.”

There were no material changes to the procedures relating to stockholder nominations during 2013, and there have been no such changes to date in 2014. The Nominating Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential Director candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or proposed nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or to waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

NON-EMPLOYEE DIRECTOR COMPENSATION

The general policy of our Board is that compensation for non-employee Directors should be competitive with similarly situated companies and should be comprised of a mix of cash and equity. Our Nominating Committee annually reviews market data regarding comparable director compensation programs. This data is prepared by management utilizing several broad board compensation studies completed within one year of the Nominating Committee’s review.

Based on the market data provided in connection with its annual review of director compensation in 2013, the Nominating Committee determined that certain adjustments to the overall non-employee Director compensation structure were required in order to ensure alignment with market median levels and practices. Among other changes, the Nominating Committee recommended eliminating per meeting fees (with limited exceptions) and, as a result, increasing the value of the annual retainer and annual grant of restricted stock units (“RSUs”), as well as establishing retainers for committee service. The Nominating Committee also recommended increasing the annual premium paid to the Non-Executive Chairman to more appropriately reflect the responsibilities associated with that position, again targeting market median levels as identified in the market data. Based on the Nominating Committee’s recommendation, the Board approved the proposed changes effective April 1, 2013, as set forth in more detail below:

Compensation Element	Effective 1/1/13 – 3/31/13	Effective 4/1/13 – Present
Annual Retainer:	$50,000	$70,000
Non-Executive Chairman Premium (Annual):(1)	$40,000	$100,000
Audit Committee Chair Retainer (Annual):(2)	$12,250	$15,000
Audit Committee Member Retainer (Annual):	N/A	$7,500
MD&C Committee Chair Retainer (Annual):(2)	$10,000	$10,000
MD&C Committee Member Retainer (Annual):	N/A	$5,000
Nominating Committee Chair Retainer (Annual):(2)	$7,500	$10,000
Nominating Committee Member Retainer (Annual):	N/A	$5,000
Board and Committee Meeting Fee (Per Meeting)	$1,500	(3)
Other Meetings and Duties (Per Day)	$1,500	(3)
Telephonic Board Meeting Fee (Per Meeting)	$1,500	(3)
Telephonic Committee Meeting Fee (Per Meeting)	$750	(3)
Restricted Stock Unit Grant Value (Annual):	$90,000	$110,000
Plan Participation	Deferred Compensation Plan	Deferred Compensation Plan
(1)	The Non-Executive Chairman premium is paid in addition to the annual retainer.

(2)	Committee chair retainers are paid in lieu of, not in addition to, committee member retainers.

(3)	For each Board or applicable committee meeting held in a given year in excess of twice the number of regularly scheduled meetings established at the beginning of such year, the non-employee Directors will receive a per meeting fee equal to $1,500 (for in-person/telephonic Board meetings and in-person committee meetings) or $750 (for telephonic committee meetings).

In addition to the above listed compensation, Directors are reimbursed for reasonable travel expenses related to attendance at Board or committee meetings.

Our Board has instituted a stockholding requirement for Board members equal to five times their annual retainer. Effective as of July 30, 2013, Board members have five years from the date they join the Board to comply with this requirement. Vested and unvested RSUs, which must be held until termination of service, as well as phantom shares acquired through deferral of Director fees (as described below), are included for purposes of determining compliance with Director stockholding requirements. At December 31, 2013, all of our non-employee Directors who had served for at least five years were in compliance with Director stockholding requirements.

RSUs are granted under the 1995 Non-Employee Directors’ Stock Plan (the “Director Plan”). Each RSU vests at the close of business on the earlier of (i) the first anniversary of the grant date or (ii) the annual meeting of stockholders in the year immediately following the year of grant, subject to accelerated vesting in full if service as a Director terminates due to death, disability or under a mandatory retirement policy, and subject to pro rata vesting in the event of termination of service in other circumstances. Each RSU will be settled by issuance of a share of our common stock upon termination of the individual’s service as a Director. Dividend equivalents on the RSUs are not credited prior to vesting, but are credited thereafter.

The Deferred Compensation Plan for Non-Employee Directors allows each non-employee Director to defer all or a portion of his or her Director compensation until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Company phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom share account are recorded as notional shares of the Company’s Common Stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of Common Stock that the deferred compensation would have purchased at the market price of the stock on the day the account is credited. Dividend equivalents are earned on the phantom shares and are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash, based upon the market price of the Common Stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

Directors who are actively employed by us receive no additional compensation for serving as Directors, and we do not pay consulting or professional service fees to Directors.

2013 Director Compensation

The table below details the compensation earned by our non-employee Directors for 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
James F. Earl	85,958	110,009	-0-	-0-	195,967
Kathy G. Eddy	89,292	110,009	-0-	-0-	199,301
David C. Everitt	88,625	110,009	-0-	-0-	198,634
Stuart E. Graham	87,167	110,009	-0-	-0-	197,176
Terry D. Growcock	90,417	110,009	-0-	-0-	200,426
Henry W. Knueppel	157,500	110,009	-0-	-0-	267,509
James M. Loree	96,563	110,009	-0-	-0-	206,572
Andrew J. Sordoni, III	82,667	110,009	-0-	-0-	192,676
Robert C. Wilburn	84,167	110,009	-0-	-0-	194,176

(1)	Includes fees associated with chairing or sitting on a Board committee as well as fees relating to Board and committee meetings and other duties.
(2)	The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted to each non-employee Director in 2013, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Each non-employee Director was granted 5,143 RSUs on May 1, 2013. The RSUs granted to non-employee Directors in 2013 are expected to vest on April 29, 2014 and are payable in Common Stock within 60 days following the termination of the non-employee Director’s service as a Director. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of March 3, 2014. See Note 14, “Stock-Based Compensation” to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the assumptions used to calculate share-based compensation expense under FASB ASC Topic 718.

As of December 31, 2013, non-employee Directors held the following RSUs, all of which were vested except for those granted in 2013: Mr. Earl, 5,143; Ms. Eddy, 25,398; Mr. Everitt, 11,925; Mr. Graham, 16,404; Mr. Growcock, 18,740; Mr. Knueppel, 15,069; Mr. Loree, 11,925; Mr. Sordoni, 26,647; and Mr. Wilburn, 26,647.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by: (1) our former CEO, our CFO, our former Interim CFO and the other five current and former executive officers named in the 2013 Summary Compensation Table, whom we refer to collectively as our NEOs; (2) each Director and Director candidate; (3) all current Directors and executive officers as a group; and (4) certain beneficial owners of more than 5% of our Common Stock. All of our outstanding voting securities are Common Stock.

Beneficial ownership information in the table is as of March 3, 2014, except the number of shares beneficially owned by beneficial owners of more than 5% of the Common Stock is as of the dates stated in footnotes (9) through (12) to the table (percentages are calculated assuming continued beneficial ownership at March 3, 2014).

	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Exercisable Options (2)	Number of Other Stock Equivalents (3)
Named Executive Officers
P. K. Decker(4)	-0-	*	8,612	-0-
F. N. Grasberger, III	-0-	*	-0-	15,310
A. V. Dorch	5,483	*	10,664	6,781
S. H. Gerson	10,988	*	41,236	20,761(5)
S. W. Jacoby	12,416	*	41,236	20,228
G. J. Claro(4)	22,704	*	-0-	-0-
M. E. Kimmel(4)	36,768	*	66,020	-0-
B. E. Malamud(4)	13,688	*	5,648	13,212(5)
Directors and Director Candidates who are not Named Executive Officers
J. F. Earl	-0-	*	-0-	5,143
K. G. Eddy	22,420	*	-0-	5,143
D. C. Everitt	6,837	*	-0-	5,143
S. E. Graham	16,352	*	-0-	5,143
T. D. Growcock	14,707	*	-0-	5,859(6)
H. W. Knueppel	45,835	*	-0-	5,143
E. La Roche(7)	-0-	*	-0-	-0-
J. M. Loree	6,837	*	-0-	5,143
A. J. Sordoni, III	235,149(8)	*	-0-	5,143
P. C. Widman(7)	-0-	*	-0-	-0-
R. C. Wilburn	28,679	*	-0-	8,857(6)
All current Directors and executive officers as a group (13 persons in total, including those listed above)	405,703	*	93,136	113,797
More than 5% Beneficial Owners
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(9)	8,798,094	10.90%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(10)	4,979,356	6.17%
FMR LLC 245 Summer Street Boston, MA 02210(11)	4,692,529	5.82%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(12)	4,464,480	5.53%

* Less than one percent.

(1)	Includes, in the case of Ms. Dorch, Messrs. Gerson, Jacoby and Malamud, and all current Directors and executive officers as a group, 983 shares, 6,231 shares, 4,897 shares, 7,243 shares and 19,354 shares, respectively, pursuant to our qualified Retirement Savings and Investment Plan (“RSIP”), in respect of which such persons have shared voting power and sole investment power. For Directors, also includes vested RSUs that were granted under the Director Plan in the period 2004 – 2012.

(2)	Represents all stock options and stock appreciation rights (“SARs”) exercisable within 60 days of March 3, 2014. The stock options were awarded under our 1995 Executive Incentive Compensation Plan (the “1995 Plan”). The SARs were awarded under the 1995 Plan and our 2013 Equity and Incentive Compensation Plan (the “2013 Plan”). Unexercised stock options and SARs have no voting power.

(3)	Stock equivalents include unvested RSUs.

(4)	Mr. Decker resigned as President and CEO of the Company effective February 28, 2014. Mr. Claro resigned as Executive Vice President and Group CEO of Harsco Metals & Minerals effective October 7, 2013. As a result of the divestiture of the Infrastructure into a strategic venture with Clayton Dubilier & Rice (“CD&R”) on November 26, 2013, Mr. Kimmel no longer qualified as an executive officer of the Company, although he remained an active employee to assist with the transition through February 24, 2014, pursuant to the terms of his separation agreement. Mr. Malamud served as Interim CFO of the Company until April 22, 2013, at which time he resumed his role as Controller of the Company, which is not an executive officer position.

(5)	Includes amounts credited to the Harsco Corporation Stock fund under the Non-Qualified Retirement Savings and Investment Plan (the “NQ RSIP”). The NQ RSIP is an unfunded plan, and contributions are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which participants are entitled. Participants have no voting power with respect to amounts credited to the Harsco Corporation Stock fund under the NQ RSIP.

(6)	Certain Directors have elected to defer a portion of their directors’ fees in the forms of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included as stock equivalents. They will ultimately be paid out in cash based upon the value of the shares at the time of payout.

(7)	Ms. La Roche and Mr. Widman are first-time nominees for election as Directors.

(8)	Includes 42,600 shares as to which Mr. Sordoni shares voting and investment power with his spouse.

(9)	The information for T. Rowe Price Associates, Inc. (“Price Associates”) is derived from a Schedule 13G filing by such entity with the SEC in March 2014, reporting sole voting power over 1,470,660 shares and sole dispositive power over 8,798,094 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10)	The information for BlackRock, Inc. is derived from a Schedule 13G/A filing by such entity with the SEC in January 2014, reporting sole voting power over 4,652,114 shares and sole dispositive power over 4,979,356 shares.

(11)	The information for FMR LLC is derived from a Schedule 13G/A filing by such entity with the SEC in February 2014, reporting sole voting power over 15,641 shares and sole dispositive power over 4,692,529 shares.

(12)	The information for The Vanguard Group is derived from a Schedule 13G/A filing by such entity with the SEC in February 2014, reporting solve voting power over 49,660 shares, sole dispositive power over 4,420,120 shares and shared dispositive power over 44,360 shares.

Except as otherwise stated, each individual or entity has sole voting and investment power over the shares set forth opposite his, her or its name. None of the Directors, Director candidates or executive officers individually beneficially owned 1% or more of our Common Stock, and our current Directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of five Directors, each of whom is considered independent under the rules of the NYSE and the SEC. The Board has determined that Kathy G. Eddy, a certified public accountant and former Chairman of the AICPA, who has been a member of the Audit Committee since 2004, and James M. Loree, President and COO of Stanley Black & Decker and former CFO of Stanley Works, who has been a member of the Audit Committee since 2011 and has served as Chairman of the Audit Committee since 2012, both qualify as an “audit committee financial expert” as that term is defined under the rules promulgated by the SEC.

The Audit Committee operates pursuant to a written charter that complies with the guidelines established by the NYSE.

The Audit Committee is responsible for monitoring our financial reporting processes and system of internal controls, supervising our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee meets with our internal auditors and our independent auditors to review the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets privately (and in separate meetings) with members of management, our independent auditors and our internal auditors following each Audit Committee meeting and as may otherwise be needed. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Annual Report on Form 10-K and quarterly reports on Form 10-Q prior to their being filed with the SEC, and also meets with management and our independent auditors to review and discuss our quarterly earnings prior to their release.

While the Audit Committee and the Board monitor our financial record keeping and controls, management is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2013 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included (and the Board approved such inclusion) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

J. M. Loree, Chairman

J. F. Earl

K. G. Eddy

D. C. Everitt*

S. E. Graham

* Mr. Everitt served as a member of the Audit Committee until his appointment as Interim President and CEO on February 28, 2014, at which time his service on the Audit Committee ended.

FEES BILLED BY THE INDEPENDENT AUDITORS FOR AUDIT AND NON-AUDIT SERVICES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the fiscal years ended December 31, 2013 and December 31, 2012.

	Amount 2013	Amount 2012
Audit Fees(1)	$5,137,168	$5,030,402	(5)
Audit-Related Fees(2)	$2,160,751	$96,086	(5)
Tax Fees(3)	$2,850,800	$610,920	(5)
All Other Fees(4)	$5,400	$8,820
Total Fees	$10,154,119	$5,746,228	(5)

(1)	Includes fees related to the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews.

(2)	Includes fees related to the divestiture of the Infrastructure business, audits of employee benefit plans and accounting consultations.

(3)	Includes fees related to income tax services other than those directly related to the audit of the income tax accrual, such as tax compliance and tax planning services, as well as fees related to the divestiture of the Infrastructure business. The aggregate fees for tax compliance services performed by PricewaterhouseCoopers LLP were $23,650 and $67,478 in 2013 and 2012, respectively.

(4)	Includes fees related to surveys as well as licensing fees for software products.

(5)	2012 amounts represent increases of $229,518, $8,277 and $18,818 for audit, audit-related and tax fees, respectively, over amounts previously reported for 2012, reflecting the inclusion of amounts attributable to 2012 that had not been identified as of the date of the proxy statement for the 2013 Annual Meeting of Stockholders.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered. The Audit Committee has adopted a policy authorizing the pre-approval of certain audit, non-audit and tax services (and related fees) to be provided by the independent auditors. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is exceeded, the Audit Committee must be advised of such overruns. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance the Company’s ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements.

All of the fees included in the table above were pre-approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2014. Although not required to do so, the Board has determined to submit the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors to stockholders for ratification as a matter of good corporate governance. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors.

If this proposal is not ratified by at least a majority of the shares of our outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2014 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2015.

A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

The Board recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014.

Compensation Discussion & Analysis

EXECUTIVE SUMMARY

This Compensation Discussion & Analysis (“CD&A”) provides information regarding our executive compensation guiding principles, the elements of our executive compensation program and the factors that were considered in making compensation decisions for our NEOs in 2013 and how we have modified our programs to meet the needs of organization in the future. Our MD&C Committee is responsible for establishing our executive compensation program, including the program’s underlying philosophy and related policies.

Key Business Developments

2013 represented an important transition year in the transformation of the Company whose priority will be to deliver competitively differentiated value propositions to our customers while committing to generate top quartile returns and attractive growth for its stockholders. While the company’s financial performance remained challenged due to tough end market conditions, several important steps were taken to position the company for success in 2014 and beyond.

•	Divested the Infrastructure business into a strategic venture with CD&R, obtaining an approximate 29% stake in the resulting strategic venture that includes Brand:

¡	Generated significant cash proceeds and strengthened the financial profile of the Company’s remaining portfolio;

¡	Reduced the risk and complexity of the Company’s portfolio;

¡	Retained a valuable minority stake in highly synergistic, global market leading business with a more attractive combined growth and return profile; and

¡	Allowed management to increase its focus on improving the financial return and growth profile of the remaining businesses in the portfolio.

•	Intensified turnaround efforts in the Metals & Minerals business:

¡	Launched overall simplification efforts to reduce complexity and overhead costs;

¡	Restructured or exited several under-performing contracts;

¡	Started up several attractive new contracts in developing markets; and

¡	Introduced more robust analytics and discipline towards contract management.

•	Developed more robust strategic plans to accelerate organic and inorganic growth of high-return Industrial and Rail businesses.

•	Implemented leaner corporate center to be commensurate with reduced size of the company and focused on activities contributing real value to the businesses:

¡	Restructured corporate center to reduce roughly one-third of ‘addressable’ business support spending; and

¡	Significantly reduced corporate initiatives.

•	Strengthened executive leadership team and focus on succession planning:

¡	Key external additions (including CFO and Chief Information Officer); and

¡	Launch of strategic Organizational Leadership Review.

•	Took first steps to redesign the company’s executive compensation programs to be aligned with the future strategic direction of the company for implementation in 2014.

Key Compensation Decisions and Practices

To Align our Compensation Programs with the Business for 2014 and Beyond, we:

•	Modified our executive compensation philosophy for 2014 programs to clarify the objectives of our compensation programs and better align our programs with our evolving business model;

•	Modified both our long-term and short-term incentive plans for 2014 to align them with our compensation philosophy and guiding principles;

•	Introduced a performance component through performance share units (“PSUs”) in the 2014 long-term incentive grants, aligned with our desire to create strong stockholder value;

•	Revised our 2014 short-term incentive plan to:

¡	Improve employee line-of-sight to business goals and objectives;

¡	Reduce program complexity and improve understanding;

¡	Drive accountability towards delivering annual operating plan improvements, both in terms of earnings growth and free cash flow; and

¡	Drive business specific goals to optimize the total company’s return on capital through the introduction of a second performance measure for each business unit based on its most important lever for accelerated value creation (for example, growth or free cash flow);

•	Increased the share ownership requirement for the CEO to 6x annual base salary; and

•	Revised our peer group for 2014 programs to adjust for our changing business portfolio and revenues and market capitalization.

To Align our Programs with Stockholder Interests, we:

•	Design our pay programs to help ensure that NEO long-term incentive pay and a significant portion of short-term incentive pay is linked to overall Company performance;

•	Maintain market appropriate stock ownership requirements, including 5x base salary for our CEO in 2013 (increasing to 6x in 2014) and 2x – 3x base salary for our remaining NEOs, which helps to ensure that our senior executives have a significant stake in the Company’s long-term success;

•	Do not enter into employment contracts with our executives;

•	Provide for “double trigger” severance upon change in control;

•	Review our compensation programs annually for appropriate risk to reward balance; and

•	Engage in stockholder outreach to understand what is important to our key owners.

To Attract, Motivate, Develop and Retain High Caliber Talent, we:

•	Charter the MD&C Committee to oversee executive talent succession, not just strictly compensation decisions;

•	Involve MD&C Committee members in the selection process for executive officers;

•	Conduct annual Organizational Leadership Reviews that assess critical organization capabilities required to execute the company’s strategy, executive team performance, succession depth and retention risk across all critical executive leadership positions;

•	Share the results of the Organizational Leadership Review process regarding our most senior executives and solicit performance feedback from the full Board;

•	Require annual performance evaluations for leadership, management and individual contributors; and

•	Require all Board committees and the full Board to conduct annual reviews of their performance and effectiveness.

To Pay for Performance, we:

•	Maintain a set of principles to guide the development of our executive compensation programs to support and drive our business strategies, goals, and values;

•	Set our executive compensation mix to be weighted toward variable, rather than fixed compensation;

•	Design our programs to differentiate payouts based upon business and individual performance;

•	Deliver below target compensation to our executives in years with below target performance; and

•	Did not make any awards under the “performance-based” component of our 2011-2013 long-term incentive plan grants because the performance threshold was not met.

To Align our Practices with the Market, we:

•	Set our target executive compensation structure at the median of our defined market for talent;

•	Use multiple industry surveys and advisory resources to help ensure a current understanding of changing market competitive practices;

•	Provide market competitive benefits and perquisites to our executives; and

•	Review our peer group for executive compensation comparison on a regular basis to help ensure it is representative of our market for talent, our business portfolio, and our global footprint.

To Practice Sound Governance, we:

•	Prohibit the re-pricing and buyback of our stock options/SARs;

•	Maintain a clawback policy;

•	Prohibit the hedging and pledging of equity awards;

•	Prohibit tax gross-ups to our executives other than for relocation expenses;

•	Seek to maintain the independence of our MD&C Committee members by reviewing and managing non-employee Director pay decisions in the Governance Committee; and

•	Engage an independent compensation consultant, Pearl Meyer & Partners, (“PM&P”) as an advisor to the MD&C Committee and formally review the advisor’s performance and independence annually.

We believe that executive compensation programs and design play a key role in driving the Company’s performance. In future years, we expect to continue to drive performance in our business by rewarding executives who deliver strong results.

The following five executive officers were serving in key positions with the Company at the end of 2013 and are considered NEO’s for purposes of the proxy statement:

Executive	Title	Service Note
Patrick K. Decker	Former President and CEO	Joined the Company and in position beginning September 10, 2012; resigned effective February 28, 2014
F. Nicholas Grasberger, III	Senior Vice President and CFO	Joined the Company and in position since April 22, 2013
A. Verona Dorch	Vice President, General Counsel and Corporate Secretary	Joined the Company July 6, 2006 and in position since June 5, 2012
Scott H. Gerson	Vice President and Group President of Harsco Industrial	Joined the Company April 4, 2005 and in position since January 25, 2011
Scott W. Jacoby	Vice President and Group President of Harsco Rail	Joined the Company April 3, 1995 and in position since July 6, 2010

In addition, due to executive officer transitions in 2013, the following individuals are also considered NEOs for purposes of this Proxy Statement:

Executive	Title	Service Note
Galdino J. Claro	Former Executive Vice President and Group CEO of Harsco Metals & Minerals	Resigned effective October 7, 2013
Mark E. Kimmel	Former Senior Vice President and President of Harsco Infrastructure	Status change as executive officer with the divestiture of the Harsco Infrastructure business effective November 26, 2013
Barry E. Malamud	Vice President Finance, Harsco Metals & Minerals	Current Vice President Finance, Harsco Metals & Minerals; Interim CFO from November 16, 2012 through April 22, 2013

2013 Financial Performance Overview

The Company provides industrial services and engineered products to global industries that are fundamental to worldwide economic growth. We began 2013 with operations in four reportable segments: (1) Harsco Metals & Minerals; (2) Harsco Infrastructure; (3) Harsco Rail; and (4) Harsco Industrial. We had locations in approximately 50 countries, including the United States.

In general, most major sectors of our business did not achieve the financial performance and goals set forth at the beginning of our performance cycle. While our total revenues for the year were $2.9 billion, a year over year financial comparison is complicated by significant portfolio changes that are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Our most significant transaction was the divestiture of our Infrastructure business into a strategic venture with CD&R. This transaction, which we completed in late November, provided immediate net cash proceeds of approximately $300 million and gives us an ongoing approximate 29% equity interest in a stronger, combined business with a solid presence in the energy services sector.

Only the Harsco Infrastructure and Harsco Industrial businesses achieved performance that earned awards under the economic value-added (“EVA”®) based annual incentive plan with achievement levels of 84% and 156% of plan targets, respectively. All other groups, including corporate, had performance yielding 0% payouts under the short-term incentive plan for 2013.

2013 was a year of transformation for the Company. Our actions in 2013 to rebalance our business portfolio, in conjunction with the significant changes in leadership, bring greater analytical rigor to our businesses, refocus corporate priorities and instill a performance culture have built a foundation for a stronger, higher performing company.

There are three pillars to our turnaround strategy:

1.	Turnaround our Metals & Minerals business by focusing on:

•	Better contract outcomes, where we will create a uniform structure and governance together with improved analytics to support higher returns;

•	Operational efficiency, with a goal of improving the efficiency and effectiveness of our service delivery through a more simplified, back to basics approach; and

•	Building out proven, higher “value-added” products and services that will provide our customers with new and differentiated services and products.

2.	Grow our Rail and Industrial platforms by expanding and focusing our efforts in high-value, high growth, opportunities.

3.	Develop an active, lean corporate center by concentrating on a select handful of “value-added” activities where we will continue to develop our strength, and building a well-defined and scalable corporate center that can accommodate future growth without adding significant cost.

The compensation decisions and actions discussed in this CD&A are aligned with our financial and operational performance. Most notable is the fact that no payouts were made to executives under the overall Company, Metals & Minerals and Rail 2013 short-term incentive plan and no payouts were made on the performance-based portion of the 2011 – 2013 long-term incentive plan.

One of the primary goals of our executive compensation programs is to align the interests of our executives with those of our stockholders. The graph below† illustrates that our realizable pay level for Salvatore D. Fazzolari and Messrs. Knueppel and Decker (each of whom served as our CEO or Interim CEO at some point during the performance periods referenced in the graph) was aligned with our historic business performance. While the target compensation levels of our former CEOs during these periods were within a range around the market median, the realizable pay for our CEOs over the same periods demonstrates that the Company’s executive compensation programs are designed to adjust realizable pay in relation to performance. As illustrated below, although our relative TSR results for the 2010-2012 and 2011-2013 performance periods lagged that of most of our peer group companies, the aggregate realizable compensation of our CEOs over those same periods also lagged that of the peer group’s CEOs and was aligned with our TSR results.

CEO Realizable Pay vs. TSR

Our historic financial results and the number of recent executive transitions have directly impacted our view of and the results of executive compensation at the Company. Given the Company’s business and financial underperformance over the last several years, we have made significant changes in our business portfolio and leadership team, and have undertaken an in-depth review of our executive compensation programs to ensure that all are aligned with one another and are positioned to take the Company into the future and drive stockholder returns. Most of the changes to our executive compensation programs were approved during the 2013 program year, with implementation in 2014 and beyond as described herein.

We believe our executive compensation programs strike an appropriate balance between our ability to attract, motivate, develop and retain highly qualified, superior leaders and alignment of our executives’ interests with the long-term interests of our stockholders. Our CD&A describes, in detail, the components of our executive compensation programs and the process by which our MD&C Committee makes its decisions.

† The graph reflects 16 of 18 peer group companies, excluding two companies due to insufficient data: Xylem completed a spinoff from ITT Corporation on October 31, 2011, and Sauer-Danfoss was acquired on April 15, 2013. Realizable pay reflects the sum of the following pay components: (1) Salary equals actual salary received (annual rate salaries applied to incumbents with partial years of CEO service); (2) Bonus equals actual non-incentive bonus received and short-term incentive plan cash awards earned; (3) LTIP Cash equals the value of long-term incentive plan cash awards granted within the period, assessed at payout value, if applicable, and target value if the performance period has not yet concluded; (4) Time-Based Equity equals the intrinsic value of shares granted during the period; and (5) Performance-Based Equity equals the intrinsic value of stock granted during the period, assessed at payout value, if applicable, and based upon the target value of underlying shares if the performance period has not yet concluded. All equity grants are valued upon the last day of the evaluation period.

DISCUSSION AND ANALYSIS OF 2013 COMPENSATION

Compensation Guiding Principles

In 2013, the Company affirmed a set of principles that guide our compensation program design with the core idea that executive compensation is a highly effective business tool when designed, communicated and administered properly. These guiding principles did not impact executive compensation programs already in place for 2013, but they did, however, influence executive compensation decisions made during 2013, and were foundational to the program design changes that were enacted for our 2014 programs. The objectives set forth by the MD&C Committee and management team will help ensure that any future Company compensation program design will:

Promote a Performance Oriented Environment, by:

•	Helping to ensure that employees have a clear line-of-sight regarding how their actions drive business results and how their overall compensation must be aligned to stockholder value creation;

•	Providing greater rewards to those individuals and teams who most positively impact the success of the business; and

•	Differentiating compensation in a manner that enables the company to retain our high performing and high potential talent and to attract additional high caliber talent to the organization.

Provide Market-Competitive Rewards, by:

•	Regularly monitoring the practices and trends in the markets in which we compete for talent;

•	Structuring our compensation programs to target the median of relevant markets for talent; and

•	Designing programs in which realizable executive compensation is aligned with business performance outcomes.

Allow Flexibility within a Common Framework, by:

•	First, creating programs with a common global strategy and framework; and

•	Then, allowing defined flexibility to accommodate the unique talent and compensation needs of our diverse businesses, workforce and global markets.

Adhere to a Clear Governance Model, by:

•	Employing appropriate oversight and controls to govern compensation program design and administration;

•	Clearly defining the roles and responsibilities of all program stakeholders; and

•	Establishing a clawback policy in the event of a financial restatement.

Be Well Communicated, by:

•	Specifying the value, objectives and design of each component of fixed and variable compensation within the context of their total rewards; and

•	Utilizing multiple avenues and sources of communications to help ensure that the link between pay and performance is well understood.

Preview of Key Changes for 2014

As a result of the changes to our executive compensation guiding principles, throughout 2013, the MD&C Committee, management and its senior external compensation advisors partnered closely to adopt changes to the Company’s annual and long-term incentive plans in order to:

•	Better align these programs with the evolving business model and the interests of stockholders;

•	Create a greater line-of-sight for participants to the performance metrics;

•	Make the programs easier to understand and administer; and

•	Better deliver pay for the level of performance achieved.

Key changes for 2014 include the following:

Annual Incentive Plan (“AIP”)

•	Restructure the AIP to eliminate the use of EVA as the primary short-term incentive measure.

¡	To help ensure that Return on Invested Capital (“ROIC”) is still the primary focus for our Company, we have adopted Business Unit Contribution (“BUC”) as the primary performance measure under our AIP, beginning in 2014. For purposes of the AIP, BUC is defined as Operating Income minus a Cost of Capital charge applied to controllable net assets deployed. We believe this measure is appropriate for the diverse portfolio of businesses, provides a clear line-of-sight for AIP participants, drives accountability towards delivering near-term commitments and consistent operating improvements, and is easy to understand and administer.

¡	At the Corporate level, BUC will exclude the financial impact of the strategic venture with Brand to help ensure that payouts under the AIP focus on the controllable aspects of business performance.

¡	Additionally, we have formalized flexibility for secondary performance metrics targeted to the specific circumstances of the business units. These measures may change from year to year depending upon the strategic focus for the businesses. For 2014, the secondary performance metrics for each business unit are as follows:

¡	Metals & Minerals – free cash flow;

¡	Industrial – revenue growth; and

¡	Rail – organic revenue growth and large project order wins above a certain aggregate threshold.

¡	Metrics and payout schedules will be developed based upon our annual operating plans, as approved by the Board, to help drive alignment with commitments made to our stockholders.

¡	Lastly, our newly adopted programs will help to ensure that all executive officers are evaluated, in significant part, based on overall Company performance to improve teamwork and drive stockholder value.

Long-Term Incentive Plan (“LTIP”)

•	Introduced PSUs as a component of the LTIP to better align executive and stockholder interests.

•	Increased the share ownership requirement for the CEO to 6x annual base salary.

Response to Previous Say-on-Pay Advisory Voting

2013 was our third year holding annual advisory votes on executive compensation, or “say-on-pay,” in accordance with the Dodd-Frank Act, and stockholder support for our executive compensation programs has increased each year. In 2011, 2012 and 2013, our say-on-pay proposal received support from approximately 69%, 74% and 76% of the votes cast, respectively. While we are pleased with this trend, we are committed to obtaining additional stockholder support for our executive compensation programs going forward. We respect input from our stockholders and take their concerns seriously. As a consequence, during 2013 we:

•	Engaged in significant outreach efforts with our largest institutional stockholders to better understand any concerns they might have with our compensation policies and practices;

•	Analyzed guidance from and held meetings with proxy advisory firms whose advice and analysis certain of our institutional stockholders factor into their decision making process;

•	Held an “Investor Day” with live webcast with presentations by the CEO and CFO to discuss the Company’s global operations and strategies for growth;

•	Consulted with the MD&C Committee’s independent compensation consultant regarding evolving market practices; and

•	Analyzed our compensation practices and associated communications and disclosures considering what we heard during the outreach efforts.

The outreach efforts undertaken in response to our previous say-on-pay votes provided us with valuable insights regarding stockholders’ views of our compensation program. As a direct result, the MD&C Committee took additional steps to help ensure that our compensation policies and practices appropriately reflect our pay-for-performance philosophy, as outlined in more detail above under the heading “Preview of Key Changes for 2014” above.

Executive Officer Transitions

As noted above, we experienced several executive officer transitions during 2013 that impacted compensation outcomes in certain cases:

•	On April 22, 2013, F. Nicholas Grasberger, III joined the Company as Senior Vice President and CFO and Barry E. Malamud stepped out of his role as Interim CFO;

•	Effective October 7, 2013, Galdino J. Claro resigned his position as Executive Vice President and Group CEO of Harsco Metals & Minerals; and

•	Upon the divestiture of Harsco Infrastructure on November 26, 2013, Mark E. Kimmel no longer qualified as an executive officer of the Company, but he remained with the Company to assist with the transition through February 28, 2014 pursuant to the terms of his separation agreement.

In addition to the executive officer transitions that occurred during 2013, on February 28, 2014, Patrick K. Decker resigned his position as President and CEO of the Company.

As a result of these transitions, our CD&A and the related compensation tables and narratives cover eight NEOs for 2013 and analyze a variety of compensation decisions and actions, some of which were made specifically in reaction to these transition events. When discussing each compensation element in this CD&A, we explain the degree to which each NEO participated in or was eligible for the standard program.

Overview of 2013 Incentive Compensation Results (Pay-For-Performance)

In 2013, we once again linked payouts for incentive awards to our actual performance, which is consistent with our pay-for-performance philosophy. Although our corporate-level 2013 financial results were not to the level we expected in our business plans, the financial results for certain of our business units did meet or exceed target EVA levels. As a result, our NEOs received a wide range of payouts under our annual incentive compensation program – from 0% of target to 78% of target – representing results that were generally below 2012 payouts depending upon the particular NEO.

•	AIP Awards: Based on the EVA performance metrics achieved under our 2013 cash-based AIP, Messrs. Decker and Grasberger and Ms. Dorch earned payouts for corporate-level achievement of 0% of their target awards, while Messrs. Kimmel, Gerson and Jacoby earned payouts of 42%, 78% and 0%, respectively, of their target awards for both corporate-level and business unit-level achievement, weighted equally. Mr. Malamud received a 0% award based upon corporate-level performance achievement (prior to November 15th) as well as Metals & Minerals performance achievement (after November 15th). Mr. Claro forfeited his 2013 award as a result of his departure from the Company.

•	Payout of Long-Term Incentive Awards in 2014: At the end of 2013, the three-year cycle relating to the long-term incentive awards granted in 2011 ended. Based on the level of EVA performance achieved for this cycle, no payout of the performance-based portion of the awards (representing 50% of the total award opportunity) was made to Messrs. Malamud, Kimmel, Gerson or Jacoby or Ms. Dorch. Each of these officers vested in the time-based portion of the award (representing the other 50% of the total award opportunity), as further described and analyzed below. Messrs. Decker and Grasberger did not receive a long-term incentive award in 2011 as neither was employed by the Company at the time of grant. Mr. Claro forfeited his 2011 award opportunity as a result of his departure from the Company.

Overview of 2013 Compensation Decisions and Actions

In 2013, the elements of compensation for Messrs. Gerson, Jacoby and Malamud either did not increase or increased moderately to reflect typical market and performance-based adjustments. Compensation actions and decisions for Messrs. Decker, Grasberger, Claro and Kimmel, and for Ms. Dorch reflected their particular circumstances, specifically:

•	Compensation Adjustment for the President and CEO: In May 2013, the MD&C Committee adjusted Mr. Decker’s compensation in recognition of his contributions to the organization and to bring his compensation closer in alignment with the market. The pay adjustment was comprised of a 6% increase in base salary, and adjustment of Mr. Decker’s target Long-Term Incentive Plan award from 200% of his annual base salary to 300%. Additionally, Mr. Decker’s target annual incentive level was increased from 100% to 110% effective January 1, 2014.

•

Phased Compensation Adjustment for the VP, General Counsel and Corporate Secretary: In May 2013, the MD&C Committee granted an adjustment to the total direct compensation of Ms. Dorch, increasing her base salary and annual and long-term incentive targets by an aggregate of 30% to continue to bring her compensation closer in line with the market and to reward her performance during her early transition into the Vice President, General Counsel and Corporate Secretary role.

•	Compensation Package for the New Chief Financial Officer: Upon joining the Company as Senior Vice President and CFO, Mr. Grasberger received a compensation package commensurate with the market. In connection with his appointment, Mr. Grasberger agreed to an offer letter with the Company that provides for the following compensation arrangements: an annual base salary of $525,000; a one-time sign on bonus of $80,000; a one-time sign-on grant of 5,000 RSUs; pro-rated participation in the 2013 AIP, with a target award opportunity of 75% of base salary; and participation in the Long-Term Incentive Plan with a target award of 150% of base salary. Mr. Grasberger’s appointment was conditioned upon his compensation being subject to clawback provisions and achievement of stock ownership requirements, and upon his signing a confidentiality and non-competition agreement. Further details of this agreement are included under the heading “Employment Arrangements with Certain NEOs.”

•	Retention and Severance Agreement for our Senior Vice President and President of Harsco Infrastructure: In conjunction with the divestiture of Harsco Infrastructure into a strategic venture with Brand, we entered into a retention and severance agreement with Mr. Kimmel (the “Retention and Severance Agreement”), the terms of which are described in detail under the heading “Employment Arrangements with Certain NEOs.”

•	No Additional Payouts for our Executive Vice President and Group CEO of Harsco Metals & Minerals: In conjunction with Mr. Claro’s resignation effective October 7, 2013, he forfeited all unvested long-term incentive awards and rights to all outstanding short-term incentive awards.

Determining 2013 NEO Compensation

General Process

Executive compensation decisions at the Company are the product of several factors, in each case subject to modification by the MD&C Committee as it may deem necessary in its discretion, and also dependent upon whether the decisions are made in the normal pay setting cycle or under special circumstances (such as for a newly appointed or hired executive). For 2013, the predominant factors influencing pay determinations for our NEOs who were serving as officers at the beginning of the year included:

•	Key financial measurements consisting of EVA, revenues and earnings;

•	Strategic initiatives such as business restructurings and implementation of lean process improvements;

•	Achievement of specific operational goals relating to the sphere of influence of the applicable NEO; and

•	Market competitive compensation levels reflected in Survey Data and Peer Group data (as described in more detail below).

Role of MD&C Committee

For 2013, all members of the MD&C Committee were independent directors, enabling them to be objective representatives of our stockholders. The MD&C Committee oversaw the design and development of our 2013 NEO compensation program and determined CEO compensation consistent with the overall objectives of the program, as described above, plus special consideration of our executive officer transitions during 2013. The MD&C Committee also approved all incentive compensation plans and approved or revised recommendations made by the CEO for compensation decisions affecting the other NEOs.

Role of CEO

Our CEO, assisted by our Human Resources department, was responsible for the implementation and administration of the NEO compensation programs during 2013. During 2013, Mr. Decker met with the MD&C Committee, its compensation consultant and the Company’s compensation consultant to consider and recommend the overall structure for our other NEO’s compensation programs to help align them with changing business strategies, to set and evaluate 2013 AIP metrics, and to make specific recommendations regarding the form and amount of compensation opportunities for the other NEOs. The ultimate decisions regarding non-CEO NEO programs and CEO compensation were, however, made by the MD&C Committee.

Role of Compensation Consultants

Independent MD&C Committee Consultant

For 2013, our MD&C Committee again engaged PM&P, an outside, independent executive compensation consultant, to counsel and advise the MD&C Committee. PM&P was engaged by the MD&C Committee because of its broad expertise in many executive compensation areas and for its fit with the overall philosophy and makeup of the MD&C Committee. The MD&C Committee also conducted its annual evaluation of PM&P and assessed its service to be of excellent quality and support. In 2013, in addition to providing the MD&C Committee with an overview of executive compensation trends and regulatory developments, PM&P reviewed draft materials for the Company’s 2013 proxy disclosure and conducted various proxy compensation, peer group, realizable pay and severance analyses. PM&P worked closely with both management and the MD&C Committee on the analysis and recommendations for the design of the short-term and long-term incentive plans to be effective in 2014 to be consistent with the market and with the Company’s evolving business.

At the MD&C Committee’s direction, during 2013, management provided all MD&C Committee materials to PM&P and discussed such materials and any recommendations relating thereto with the consultant in advance of each MD&C Committee meeting. PM&P considered and discussed the information with the MD&C Committee chairperson, specifically identifying any issues or concerns. The MD&C Committee considered PM&P’s input as part of its decision-making processes. PM&P attended nine MD&C Committee meetings in 2013, either in person or via teleconference.

Management Consultants

Our Human Resources department retained Towers Watson during 2013 to provide additional executive compensation support, including assistance with analysis and recommendations regarding short and long-term incentive planning services because of its broad level of expertise and its expansive knowledge of relevant market data in that area. Our Human Resources department also used various survey data compiled by Towers Watson to provide information to the MD&C Committee as part of its decision-making processes. Towers Watson did not meet with the MD&C Committee in 2013.

Non-Compensation Related Services

In 2013, Towers Watson again provided pension plan-related and other similar advice to our Human Resources and Finance groups as well as measurement support for various casualty exposures. The decision to engage Towers Watson for these non-compensation related services was made by management.

Independence Assessment; No Compensation Consultant Conflicts of Interest

The MD&C Committee has assessed the independence of PM&P and Towers Watson, as required under NYSE listing rules. The MD&C Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to any of the compensation consultants described above. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Towers Watson or PM&P.

Impact of Market Data

Based on our compensation philosophy, we sought to initially establish pay levels for each of our NEOs at or near the 50th percentile of market levels for executives in similar positions. We compete against companies in many industries for executive talent. Because we believe that our most direct competitors for executive talent are not necessarily limited to the companies that would be included in our Peer Group (explained below), for 2013 we used general industry national survey data of companies that are of a similar size to us based on revenue to establish market pay levels (we refer to this as Survey Data) and reviewed compensation programs and compensation levels of the 18 publicly-traded companies that the MD&C Committee and management agreed were peer companies (we refer to this group as our Peer Group) to provide an equally-weighted perspective on pay competitiveness. The Survey Data was gathered from Towers Watson and the Peer Group data was prepared by PM&P.

The Survey Data and the Peer Group data were the primary sources of information used by the MD&C Committee to establish the pay packages for Mr. Decker (for our other NEOs, this information was considered in connection with the other factors listed above in the description of our general pay-setting process).

Survey Data and Peer Group Data

In reviewing the compensation of our NEOs, we annually consult with PM&P to review third-party surveys prepared by compensation specialists with respect to companies with comparable revenues, market capitalization, industry focus, number of employees, global (multi-national) footprint and other similar business related factors in order to discern broader compensation trends in the market. During 2013, the surveys we referenced included ones published by Towers Watson, Mercer, and Equilar.

In addition, we utilized compensation data obtained from SEC filings made by companies among our Peer Group, discussed in more detail below, including compensation elements of the named executive officers of the Peer Group companies. The Survey Data and Peer Group data help us understand the industries in which we compete for talent. As we are a diversified industrial services company, no other company perfectly matches our profile.

In mid-2012, the MD&C Committee conducted a review of the then-current peer group and determined that certain revisions were appropriate to ensure the peer group continued to include companies that were similarly situated to the Company in terms of type of business, annual revenue and multinational status. As a result of this review, the MD&C Committee, PM&P and management established a new group of 18 publicly-traded companies that served as the Peer Group for 2013. Companies included in the Peer Group for 2013 were companies that had one or more business aspects that corresponded with one or more of the following aspects of our business: Metals & Minerals, Infrastructure, Rail and Industrial. For the Peer Group, median revenues for 2012 (2012 data was utilized to determine 2013 NEO compensation) were approximately $3.4 billion (as compared to the Company’s 2012 revenues of approximately $3.0 billion) and median market capitalization as of December 31, 2012 was approximately $3.5 billion (as compared to the Company’s 2012 market capitalization of approximately $1.9 billion).

Ametek, Inc.	The Manitowoc Company, Inc.
Briggs & Stratton Corporation	Meritor, Inc.
Chicago Bridge & Iron Company	Pentair, Ltd.
Crane Company	Sauer-Danfoss, Inc.
Flowserve Corporation	Snap-On, Inc.
Foster Wheeler AG	SPX Corporation
Gardner Denver, Inc.	United Rentals, Inc.
ITT Corporation	Valmont Industries, Inc.
Kennametal Inc.	Xylem, Inc.

The divestiture of the Harsco Infrastructure business in late 2013 prompted a review of our executive compensation peer group for 2014 programs. As such, the MD&C Committee requested that PM&P recommend a new peer group based upon the changing size and portfolio, as well as the anticipated direction, of the Company. The following selection criteria were used to develop a peer group for programs in 2014 and beyond:

•	Diversified industrial organizations;

•	Global (multi-national) footprint, operating in many individual locations (with approximately 30% or more of total revenues deriving from outside the United States);

•	Asset/capital intensive nature and/or long-term contract service providers; and

•	Sized to be approximately one half to 2.5 times our size as measured by revenues. Although assets and market capitalization were also considered, revenues were relied upon most heavily in determining the new peer group.

As a result of this review, the MD&C Committee, PM&P and management established a new group of 19 publicly-traded companies that will serve as peer companies beginning in 2014 (this peer group did not impact the 2013 compensation decisions described in this CD&A). Companies in this peer group continue to have one or more business aspects that correspond with one or more of the following aspects of our business: Metals & Minerals, Rail and Industrial. Also, for the new peer group, median revenues for 2013 were approximately $2.5 billion (as compared to the Company’s 2013 revenues of approximately $2.9 billion) and median market capitalization as of December 31, 2013 was approximately $3.9 billion (as compared to the Company’s 2013 market capitalization of approximately $2.3 billion). The 19 companies in our new peer group, which will be discussed more in our proxy statement for the 2015 Annual Meeting, are:

Actuant Corporation	The Manitowoc Company, Inc.
AMCOL International Corporation	Meritor, Inc.
AO Smith Corp.	Rexnord Corporation
Briggs & Stratton Corporation	Snap-On Inc.
Crane Co.	SPX Corporation
Curtiss-Wright Corporation	Valmont Industries, Inc.
EnPro Industries, Inc.	Wabtec Corporation
IDEX Corporation	Woodward, Inc.
ITT Corporation	Xylem Inc.
Kennametal Inc.

The MD&C Committee also used Towers Watson, Mercer and Equilar annual Survey Data as a consideration in setting its NEO compensation for 2013. The Survey Data utilized a broad, industry-wide benchmarking database, and is a standard product offering of Towers Watson (rather than any sort of survey gathering project specifically requested by the Company), regressed for the revenue size of our NEO positions. The Survey Data subjected to this regression analysis, and not the identity of the individual companies participating in the survey, was the material factor influencing the ultimate decisions made by the MD&C Committee with respect to our 2013 NEO compensation programs.

All components of the Company’s NEO compensation packages, as well as the aggregate total direct compensation (the sum of base salary, cash incentives and long-term incentives) levels for the NEOs, are initially targeted to the 50th percentile of similarly situated employees of companies in the comparison group and relevant survey data. Variation above or below the 50th percentile results when, in the judgment of the MD&C Committee, the value of the NEO’s experience, performance, scope and/or specific skills, together with his or her ability to impact business results, or other business conditions justify the variation. Variation can also result based upon the terms of individually negotiated employment arrangements and year-to-year fluctuations in the Peer Group data and/or the Survey Data.

Initial Benchmarking

In reviewing salaries, target total-cash compensation and target total direct compensation for 2013, the MD&C Committee initially targeted each NEO’s compensation opportunity at the 50th percentile of the combined Peer Group data and Survey Data. The MD&C Committee believes that NEOs should not be compensated at either the high or low end of compensation as compared to the market, but rather should receive a reasonable level of compensation based on both the Company’s overall performance and their individual performance when target performance levels are achieved. The MD&C Committee then sets final compensation amounts either above or below the initial benchmarks, taking specifically into account:

•	Differences in the scope of responsibilities held by the NEOs;

•	Performance (specifically the effect of what the MD&C Committee viewed as exceptional performance) of duties during an NEO’s tenure with us;

•	Market requirements; and

•	Length of service with the Company in specific positions.

While past performance is considered by the MD&C Committee in setting current year compensation opportunities, the effect of performance is much more significant in determining the level at which those compensation opportunities are earned and paid out. Our program provides each NEO an opportunity to earn a competitive level of compensation each year if we achieve our pre-established objectives, with an opportunity to earn greater amounts by helping us exceed those targets or lesser amounts when performance falls short of targets.

Impact of NEO Individual Performance on 2013 Compensation

Consistent with our performance-oriented pay philosophy, the compensation structure for the CEO is designed to deliver approximately 20% of the annual compensation opportunity in the form of fixed pay (base salary) and the remaining

80% in the form of variable compensation (target annual incentive compensation and target long-term equity-based compensation). The actual amount of compensation realized by the CEO may vary from this target based upon performance evaluated under the terms of our variable compensation plans. Once per year, the MD&C Committee completes an evaluation with respect to the company’s goals and objectives and makes a report to the Board. Based upon this assessment, the CEO’s compensation was set for the 2013 fiscal year, including base salary, annual incentive target, long-term equity-based compensation, perquisites and other benefits. When evaluating Mr. Decker’s total level of compensation for the 2013 fiscal year, the MD&C Committee considered the following information:

•	Mr. Decker’s personal performance against pre-established goals and objectives;

•	The Company’s performance and relative stockholder return; and

•	The compensation of CEOs at comparable companies, as reflected in the benchmark compensation data.

With respect to setting the compensation for the other NEOs, the MD&C Committee strives to deliver a competitive level of total compensation to each of the NEOs by evaluating and balancing the following objectives:

•	The strategic importance of the position within our executive ranks;

•	The overall performance level of the individual and the potential to make significant contributions to the Company in the future;

•	The value of the position in the marketplace;

•	Internal pay equity; and

•	Our executive compensation structure and guiding principles.

Consistent with our pay for performance philosophy, our target total direct compensation programs for our NEOs other than the CEO are designed to deliver approximately 64% variable compensation at target performance and 36% fixed compensation. The amounts of compensation actually realized by our NEOs may vary from the target awards based upon performance per the terms of our compensation plans.

Each year, the CEO presents his Organizational Leadership Review to the MD&C Committee to discuss the individual performance and potential of the NEOs. Following this review, the CEO submits compensation recommendations to the MD&C Committee for each NEO. These recommendations address all elements of compensation, including base salary, target annual incentive compensation, long-term equity-based compensation, perquisites and other benefits. In evaluating these compensation recommendations, the MD&C Committee considers information such as the NEOs individual performance, the performance of the Company, and the compensation of similarly situated executive officers as determined by the referenced benchmark data.

Key Elements of 2013 NEO Compensation Program

The key elements of our 2013 NEO compensation program are described in the following table:

Component	Description
Base Salary	• Fixed annual cash amount based on competitive salary data • Targeted to market median
Annual Incentive (AIP Awards)*

•     Variable annual cash payment based on the achievement of independently pre-established EVA goals, both at a Company and business unit level (as applicable)

•     Targeted to market median; payout varies based upon performance

Long-Term Incentive (LTIP Awards)*

•     Time-based incentive awards provided with approximately one-third of the total award value denominated in RSUs (three-year “cliff” vesting) and approximately two-thirds of the total award value denominated in SARs (five-year ratable vesting)

•     Targeted to market median

•     Realizable compensation based upon the intrinsic value of the Company’s Common Stock price performance

Perquisites and Personal Benefits	• Limited non-cash compensation designed to attract and retain NEOs and provide a competitive compensation package
Retirement Benefits

•     Defined contribution plans and pension plan benefits similar in form to benefits available to our other employees

•     Supplemental contributions available above Internal Revenue Code limits do not exceed amounts contributed below Internal Revenue Code limits

Post-Employment Payments	• Contingent in nature and generally payable only if an NEO’s employment is terminated as specified under the terms of various plans and arrangements

*As described earlier, the AIP program is changing in 2014 to better align with the Company’s evolving business model and the interests of stockholders, and create greater line-of-sight for participants to the performance metrics. Additionally, the LTIP program is changing for 2014 to add a performance-based equity component.

Compensation Mix

As reflected in the following charts, the MD&C Committee awarded a significant amount of each NEO’s target total direct pay opportunity in the form of variable, rather than fixed compensation. In order to further align compensation with stockholder interests and support our pay for performance philosophy, in 2014, we will be reducing the proportion of SARs and replacing them with PSUs.

The charts above include 2013 base salary (as disclosed in the 2013 Summary Compensation Table), the target annual base salary for 2014, 2013 and 2014 target AIP award opportunities, 2013 LTIP awards reflected at their grant date fair value (as disclosed in the 2013 Grants of Plan-Based Awards Table) and 2014 target LTIP awards. The Average Other NEO Target 2013 and 2014 charts include data for those NEOs (other than the CEO) serving as executive officers at December 31, 2013 (Messrs. Grasberger, Gerson and Jacoby and Ms. Dorch).

2013 AIP Awards

Setting 2013 AIP Award Opportunities

Consistent with the 2012 AIP, EVA was the sole performance metric under the AIP for 2013. The objective of the plan was to focus executive efforts on continued improvement in return on capital in our various business segments. The chart below illustrates how the 2013 AIP awards were calculated. Target annual incentive opportunity was established by the MD&C Committee based on the NEO’s level of responsibilities and his or her ability to impact our overall results, as well as consideration of benchmarking data, as described above.

2013 AIP Award Payout Calculation	=	NEO Annual Base Salary	X	AIP Target Incentive as % Salary	X	2013 AIP Performance Achievement %

As discussed above, the MD&C Committee established improvement in EVA as the applicable performance metric underlying the 2013 AIP. The target levels of performance required – which would correspond to a 100% payout of the target AIP opportunity – represented aggressive goals established based on EVA improvement targets calculated by Stern Stewart & Co. (“Stern Stewart”). Achievement of less than 100% of the pre-established EVA improvement target would result in a limited payout or no payout under the 2013 AIP, while achievement exceeding the EVA improvement target would result in a payout of up to 200% of the target AIP opportunity.

Approximately 1% and 200% of target were set as the threshold and maximum payout levels for the 2013 AIP based on recommendations by Stern Stewart, and our desire to keep incentive payments within a particular range. We set the EVA performance goals with the intent that there would be roughly a 20% probability that either an award of approximately 1% or 200% would be achieved. The MD&C Committee was also given discretion to reduce (but not increase) the final payout amounts for the NEOs.

The threshold, target and maximum 2013 AIP opportunities (as a percent of base salary) established for the NEOs were as follows:

Named Executive Officer	Payout at Threshold Performance As % Base Salary	Payout at Target Performance As % Base Salary	Payout at Maximum Performance As % Base Salary
Mr. Decker	1.00%	100%	200%
Mr. Grasberger	0.75%	75%	150%
Ms. Dorch*	0.60%	60%	120%
Mr. Gerson*	0.55%	55%	110%
Mr. Jacoby*	0.55%	55%	110%
Mr. Claro	0.70%	70%	140%
Mr. Kimmel	0.65%	65%	130%
Mr. Malamud	0.45%	45%	90%

* AIP target awards for 2013 were adjusted by the MD&C Committee during the year. For Ms. Dorch, her AIP target of 50% as of January 1, 2013 was increased to 60% effective May 1, 2013. For Messrs. Gerson and Jacoby, their AIP targets of 45% as of January 1, 2013 were increased to 55% effective May 1, 2013.

For the period from 2009 to 2013, we used EVA improvement as the sole financial performance metric underlying our annual incentive awards. The table below shows actual EVA performance since 2009 on an overall Company basis. While performance has lagged since 2009, payouts for officers have been in line with that performance, as was the design of the AIP consistent with our pay for performance philosophy:

Calendar Year	EVA Performance	Annual Incentive Payout for Corporate-Level Officers
2009	0%	0% of Target
2010	15%	15% of Target
2011	84%	84% of Target
2012	62%	62% of Target
2013	0%	0% of Target

Annual incentive payouts for our executives mirrored and were aligned with EVA performance during this period.

2013 AIP Performance Metric, Goals and Actual Results

EVA is a measure of after-tax profit that takes into account the cost of capital used by management to achieve that profit, and thus serves as a useful guide for determining the extent to which management has effectively used the capital invested by stockholders to generate profit for the Company. To calculate EVA, we start with net operating profit after tax (which is similar to operating earnings less taxes) and subtract a charge for capital employed in the particular business. The charge for capital is the amount of capital used by the business multiplied by our cost of capital.

Our annual incentive EVA goals are set as a level of “improvement” in EVA compared with a base EVA level. EVA improvement is a measure related to the future growth prospects of the Company, which growth prospects are already reflected in the Company’s current market value. EVA improvement at a given level represents the amount that EVA must improve each year in order for our current operations’ value to increase in line with the expected growth reflected in our market value. We set EVA improvement goals at levels that give an incentive to management to make effective use of our capital to add to profitability, which should increase the value of our current operations and, correspondingly, the market value of the Company, thereby enhancing returns to stockholders.

The 2013 EVA improvement targets were developed using calculations provided prior to 2013 by Stern Stewart and approved by the MD&C Committee based on the principles outlined above. Threshold and maximum EVA improvement goals were established as equal amounts (each referred to as an EVA interval) below and above the EVA improvement targets.

For 2013, the Company-wide EVA improvement target (in other words, the amount that would result in a target annual incentive payout under the 2013 AIP) was set at $12.533 million, and the EVA interval for the Company as a whole was set at $42 million.

An example of how the EVA improvement goals (company-level) correspond to threshold, target and maximum 2013 AIP payouts is provided below:

Degree of Company-Wide EVA Improvement	2013 AIP Award Payout

Negative $29.467 million or below (below threshold)	0%
Greater than negative $29.467 million but less than $12.533 million	Interpolated payout between 0% and 100% of target payout amount

$12.533 million (target)	100% target payout amount
Greater than $12.533 million but less than $54.533 million	Interpolated payout between 100% and 200% of target payout amount

$54.533 million or above (maximum)	200% of target payout amount

The table below sets forth the EVA improvement targets and intervals established for the 2013 AIP, EVA improvement levels achieved in 2013 and the resulting payouts under the 2013 AIP:

	2013 EVA Improvement Target	2013 EVA Interval	2013 Results – EVA Improvement Achieved	2013 Results – Incentive % Achieved	Basis for Determining AIP Payout to NEOs	2013 AIP Payout to NEOs (% of Target)
Total Company	$12,533,000	$42,000,000	$(57,801,000)	0%	100% Company	0%
(Messrs. Decker, Grasberger, and Malamud and Ms. Dorch)(1)
Metals & Minerals						0%
(Mr. Claro)(2)	$4,813,000	$28,000,000	$(25,605,000)	0%	50% Company / 50% Business Unit
(Mr. Malamud)(1)					25% Company / 75% Business Unit
Infrastructure	$7,008,000	$34,700,000	$1,581,000	84%	50% Company / 50% Business Unit	42%
(Mr. Kimmel)(3)
Industrial	$358,000	$8,000,000	$4,836,000	156%	50% Company / 50% Business Unit	78%
(Mr. Gerson)
Rail	$354,000	$10,100,000	$(20,619,000)	0%	50% Company / 50% Business Unit	0%
(Mr. Jacoby)

(1)	The 2013 performance goal for Mr. Malamud was based 100% on Company-wide EVA performance prior to November 15, 2013; from and after that date, his 2013 performance goal was based 25% on Company-wide EVA performance and 75% on the EVA performance of Metals & Minerals.

(2)	Mr. Claro forfeited his 2013 AIP award and received no payout thereof as a result of his resignation effective October 7, 2013.

(3)	Mr. Kimmel’s AIP payout was calculated pursuant to the terms of his Retention and Severance Agreement.

Long-Term Incentive Awards

The MD&C Committee’s philosophy is that long-term compensation, balanced between performance-based and service-based pay, helps us achieve alignment of stockholder and executive interests by:

•	Rewarding NEOs for the creation of sustained stockholder value, with compensation varying in line with performance;

•	Encouraging ownership of our stock by management, including via our stock ownership guidelines;

•	Fostering teamwork that drives improved performance; and

•	Providing us with a means to retain and motivate high-caliber executives needed to attain our desired performance goals.

Over the last several years, our LTIP programs have evolved with our changing business model, feedback from our stockholders and market trends to achieve the appropriate balance of risk, retention and performance. The target proportion of RSU value awarded in 2012 and 2013 was one-third of the total grant value, with the remaining two-thirds of the grant value awarded in SARs. In 2014, we introduced PSUs as a component of the LTIP and reduced the proportion of SARs, and we anticipate improving the achievement of the objectives of our programs and driving the desired executive performance.

As has been our practice historically, for the LTIP award cycle granted in 2013, the MD&C Committee and the Board established the grant level for each NEO as a percentage of that NEO’s actual salary. As discussed above, the MD&C Committee and the Board set target values for the 2013 LTIP awards with the intent that each NEO’s total direct compensation opportunity fall within a reasonable range of the market median for the NEO’s position.

The distinction between compensation opportunity and compensation realized is crucial to an understanding of our LTIP compensation program. In order for us to be able to hire highly capable executives and retain them in long-term service, we must offer them an opportunity each year to earn compensation that is comparable to the compensation of other executives with similar skills and similar responsibilities. We provide this opportunity, but do so with what we consider to be inherently performance-based awards (the SARs portion of the LTIP awards) that will enable the executive to realize the compensation only to the degree that the Company’s performance, namely stock price performance, is strong and rewards stockholders at the same time. Accordingly, whether our program aligns executive pay with performance should not be judged by looking at the performance achieved in a particular year and concluding that pay opportunities should have been reduced, but should be judged by looking at the compensation actually earned by our NEOs and whether it was in line with the results achieved for our stockholders over the performance period.

Our LTIP award payouts in the past several years have closely tracked our performance. From 2009 on, our performance has not met our expectations, a reflection of the lingering effects of the world-wide financial crisis and continuing turmoil in key end markets for our products and services in our two largest business segments. Payouts for LTIP awards in this period have corresponded closely to that performance.

2012 and 2013 LTIP Awards

For the 2012 and 2013 LTIP awards, as described above, the MD&C Committee established target award levels with the intent that each NEO’s total direct compensation opportunity fall within a reasonable range of the market median for the NEO’s position. Approximately one-third of the target total value of each NEO’s 2012 and 2013 LTIP awards were provided in the form of stock-settled RSUs that “cliff” vest after three years, with the remaining approximately two-thirds of the target total award value provided in the form of stock-settled SARs that vest ratably over five years, resulting in the following LTIP awards for the NEOs:

	2012		2013
	Grants		Grants
Named Executive Officer	RSUs	SARs	RSUs	SARs
Mr. Decker(1)	5,985	43,058	34,000	220,000
Mr. Grasberger	-	-	10,310(3)	65,872
Ms. Dorch	2,199	15,821	4,582	29,276
Mr. Gerson	2,168(3)	15,593	3,060	19,552
Mr. Jacoby	2,168(3)	15,593	3,060	19,552
Mr. Claro(1)	12,002	86,343	13,256	84,692
Mr. Kimmel(2)	7,385	53,128	8,739	55,834
Mr. Malamud	1,963(3)	14,122	2,493	15,929

(1)	Messrs. Decker and Claro forfeited the unvested portions of their 2012 LTIP awards and all of their 2013 LTIP awards as a result of their resignations.

(2)	A pro-rata portion of Mr. Kimmel’s 2012 and 2013 LTIP awards vested on November 26, 2013 pursuant to the terms of his Retention and Severance Agreement. The remaining unvested portions of such awards were forfeited as of such date.

(3)	Does not include: (a) 5,000 RSUs granted to Mr. Grasberger as a one-time sign-on grant pursuant to the terms of his offer letter; (b) 15,000 RSUs granted to each of Messrs. Gerson and Jacoby on January 24, 2012 as a retention incentive to help ensure their ongoing assistance in driving the continued overall growth in revenues and earnings for Harsco Industrial and Harsco Rail, respectively; and (c) 5,000 RSUs granted to Mr. Malamud on November 16, 2012 as additional compensation in connection with his assumption of additional duties and responsibilities as Interim CFO.

The exercise prices for the SARs granted on March 16, 2012 (to Messrs. Gerson, Jacoby, Claro, Kimmel and Malamud), May 4, 2012 (to Ms. Dorch) and September 10, 2012 (to Mr. Decker) are $23.73, $19.65 and $21.37, respectively, which are the average of the high and low sales prices of our Common Stock on the grant dates, as per the terms of the 1995 Plan. The exercise price for the SARs granted on May 10, 2013 is $22.70, which is the closing price of our Common Stock on the grant date, as per the terms of the 2013 Plan. Compensation earnable under the 2012 and 2013 LTIP awards is payable in unrestricted shares.

2011 – 2013 LTIP Award Cycle

For the 2011—2013 award cycle, the performance goal underlying the performance-based portion of the LTIP award (50% of the award) is based one-half on free cash flow and one-half on the Company’s TSR as compared to the TSR of companies in the S&P MidCap 400 Industrials Index, provided that no payouts would be made for the performance-based portion of the award if generally accepted accounting principles-based earnings per share over the award cycle was not positive.

The remaining 50% of the target award was established as a dollar value time-based award. The key objective of this component was to provide some retention component to the LTIP in view of the past several years of low realized long-term pay for the executives.

The threshold, target and maximum performance levels for free cash flow and relative TSR performance and the final 2011-2013 results are as follows:

Performance Goal	Threshold (0% Payout)	Target (100% Payout)	Maximum (150% Payout)	Results Achieved Through 2013 (1)	Payout Earned
Free cash flow – 2011-2013	$400 million	$600 million	$800 million	($7.05 million)	0%
Relative TSR – 2011-2013	25th percentile	50th percentile	75th percentile	3rd percentile	0%

(1)	This shows the free cash flow through the completion of the award cycle, as well as the Company’s relative TSR positioning versus the companies in the S&P MidCap 400 Industrials Index components as of December 31, 2013.

Other Compensation Elements

During 2013, we provided our NEOs with the following broad-based employee benefits on the same terms that apply to our non-executive U.S. employees:

•	Health insurance;

•	Disability insurance;

•	A term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $500,000;

•	Defined benefit pension plan participation (frozen as to the three participating NEOs; five NEOs were not eligible to participate because they joined the Company after 2008); and

•	401(k) Savings Plan participation.

One of the current NEOs (Mr. Jacoby) and two of the former NEOs (Messrs. Kimmel and Malamud) were eligible to participate in the Supplemental Retirement Benefit Plan (the “SERP”) during 2013, as discussed in more detail below under the section “Retirement Plans.” We continue to note that amounts reported in the 2013 Summary Compensation Table as changes in pension values do not reflect increases in compensation or additional service credits for the NEOs, but instead reflect a change in the actuarial present value of the pensions for Messrs. Jacoby, Kimmel and Malamud. Both the SERP,

which supplements the qualified pension plan, and the pension plan itself were “frozen” in 2008, and the retirement benefit payable under those programs has not increased since that time. The changes reported for 2013 resulted mainly from an increase in the prevailing discount rates used to calculate the present value of the NEOs’ pension benefit at the end of 2013, and to a small extent reflect the fact that present value increased as the NEOs aged. Changes in the NEOs’ pension values for 2012 and 2011 likewise resulted entirely from changes in present values and not from accruals of service credits or increases in compensation used to calculate the pension.

Our NEOs are also eligible to participate in the NQ RSIP, which supplements the Retirement Savings and Investment Plan (the “RSIP”) with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations.

We provided other benefits to certain of our NEOs during 2013. While rarely used, the Board maintains a policy regarding our CEO’s personal use of our corporate aircraft. In the event of personal use of the corporate aircraft, our CEO is taxed on the imputed income attributable to personal use of our aircraft, and our CEO does not receive a tax gross-up from us with respect to such imputed amounts.

Our philosophy in providing perquisites and other personal benefits to our NEOs is to position the aggregate of these benefit amounts at levels that are competitive with those provided by our Peer Group companies as well as a larger group of companies within our general industry that are similarly situated to us in terms of overall size and relative performance. We believe that the other benefits we provided to our NEOs were necessary to help us attract and retain our senior executive team, and that the values of these benefits were reasonable, competitive and consistent with the overall executive compensation program.

For more information on the perquisites and certain other benefits provided to the NEOs in 2013, see the All Other Compensation Table that serves as a supplement to the 2013 Summary Compensation Table.

Employment Arrangements with Certain NEOs

Offer Letter

In April 2013, we provided Mr. Grasberger with an offer letter detailing his pay package as our new Senior Vice President and CFO. Under this package, Mr. Grasberger received an annual base salary of $525,000. In addition, Mr. Grasberger received a one-time sign-on cash bonus of $80,000 and 5,000 RSUs that vest fully in three years. He participated in the 2013 AIP on a pro-rated basis based on his hire date of April 22, 2013. He also received a regular 2013 long-term incentive award based on a target value equal to 150% of his base salary, four weeks of annual paid vacation (prorated for 2013) and eligibility for our standard health and welfare benefits. Mr. Grasberger also entered into our standard form of change in control severance agreement, as further described below. The MD&C Committee determined these payments and benefits to be in line with market practice.

The Company does not have any employment agreements with any current NEOs beyond Mr. Grasberger’s offer letter.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Change in Control Severance Agreements

We are currently a party to change in control severance agreements with Messrs. Grasberger, Gerson, Jacoby and Malamud and Ms. Dorch, and we were a party to change in control severance agreements with Messrs. Decker and Claro prior to their departures from the Company and with Mr. Kimmel prior to his entering into a Retention and Severance Agreement with the Company.

During 2013, these change in control severance agreements reflected what we believe to be a market-based approach to a potential change in control scenario and incorporated several stockholder-favored compensation practices, including:

•	“Double-trigger” payment provisions that require a qualifying termination of employment after a change in control before benefits and payments are received; and

•	No excise tax gross-ups on severance benefits (each NEO will either pay the excise taxes on his severance benefits or the severance benefits will be reduced to a point where the excise tax does not apply, depending on which result is more favorable to the executive).

In general, under the change in control severance agreements, Mr. Decker was entitled to receive double-trigger severance benefits equal to three times his highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus three times his target annual incentive for the year of termination. Each of Messrs. Grasberger, Gerson, Jacoby, Claro and Kimmel and Ms. Dorch is entitled to receive (or was entitled to receive in the case of Messrs. Claro and Kimmel) double-trigger severance benefits equal to two times his or her highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus two times his or her target annual incentive for the year of termination. Mr. Malamud’s change in control severance agreement provides that he is entitled to receive double-trigger severance benefits equal to one times his highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus one times his target annual incentive for the year of termination. Each change in control severance agreement provides for a rolling three-year term that renews each year, subject to certain exceptions.

The change in control severance agreements are reviewed on a regular basis, though not necessarily as part of the annual compensation review.

The MD&C Committee believes that the change in control severance agreements serves the following purposes:

•	Assure that we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event;

•	Help ensure that, if a possible change in control should arise and a change in control officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interest as well as the best interests of our stockholders, without concern for his or her position or financial well-being; andtoc

•	Protect us by retaining key talent in the face of corporate changes.

Separation Arrangements

On October 27, 2013, in connection with the divestiture of the Infrastructure business, we entered into a Retention and Severance Agreement with Mr. Kimmel to establish the terms of his separation effective February 28, 2014. Under the Retention and Severance Agreement, Mr. Kimmel received or will receive:

•	a cash payment of $550,000 as a retention bonus;

•	an opportunity to earn a transaction bonus of $100,000 if certain performance goals established for the Harsco Infrastructure business for 2013 were achieved through the date of the divestiture of the Harsco Infrastructure business (which bonus was ultimately not earned as the established performance goals were not satisfied);

•	a cash payment of $121,485 representing the pro-rated portion of his 2013 AIP award (as modified by the terms of the Retention and Severance Agreement);

•	accelerated vesting of 13,544 SARs, representing a pro-rata portion of his outstanding SARs through the date of the divestiture of the Harsco Infrastructure business;

•	accelerated vesting of 5,778 RSUs, representing a pro-rata portion of his outstanding RSUs through the date of the divestiture of the Harsco Infrastructure business;

•	accelerated vesting of 3,149 Incentive Stock Options and 41,851 Non-Qualified Stock Options granted to him in 2011;

•	a cash payment of $311,500, representing a payment equal in value to the time-based portion of his 2011 – 2013 LTIP award;

•	the opportunity to receive additional cash payments totaling $667,500 (representing payments equal in value to 150% of his annual base salary) and $433,875 (representing payments equal in value to 150% of his target annual incentive opportunity), to be paid in installments over 18 months following termination of Mr. Kimmel’s employment with us, subject to the cessation of such payments in the event Mr. Kimmel commences full time employment in a comparable position; and

•	a lump sum cash payment of $40,000 and outplacement services not to exceed $7,500.

Under the Retention and Severance Agreement, all of Mr. Kimmel’s other outstanding equity compensation awards were forfeited without additional consideration, and Mr. Kimmel is subject to certain non-disparagement and confidentiality provisions as well as restrictions preventing him from competing against us or soliciting our customers or employees for 18 months. Mr. Kimmel also executed a general release of claims against us, and we agreed to release Mr. Kimmel from claims to the extent they were suspected or known to the Board as of January 22, 2014. Mr. Kimmel agreed to make himself available to us for a reasonable period post-closing of the Infrastructure transaction.

Effective October 7, 2013 in connection with Mr. Claro’s resignation from the Company, Mr. Claro received (or will receive) payment of all amounts earned or accrued as a result of his employment with the Company. As a result of his resignation, all of Mr. Claro’s unvested outstanding equity awards were forfeited without additional consideration.

Effective February 28, 2014 in connection with Mr. Decker’s resignation from the Company, Mr. Decker received (or will receive) payment of all amounts earned or accrued as a result of his employment with the Company. As a result of his resignation, all of Mr. Decker’s unvested outstanding equity awards were forfeited without additional consideration.

Other Potential Post Employment Payments

Upon certain types of terminations of employment not related to a change in control, payments under various Company policies and plans may be paid to NEOs. These events and amounts are more fully explained under the heading “Termination or Change in Control Arrangements” on page 65 of this Proxy Statement.

Stock Ownership Guidelines

In 2013, we continued to maintain stock ownership guidelines that applied to the NEOs. Our stock ownership guidelines encourage the retention of stock acquired through our LTIP awards. In 2010, the stock ownership requirements were updated and revised so that no shares may be sold by participants until their applicable ownership guidelines are satisfied, subject to a hardship exception that will be administered by the MD&C Committee.

The stock ownership guidelines are established as a multiple of each NEO’s base salary and were benchmarked against the stock ownership guidelines for similarly situated executives at Peer Group companies. They were also based on the Board’s determination of appropriate share ownership levels based on our compensation system. Under the guidelines, each NEO is required to own a specific amount of our common stock and is restricted from selling shares until the guideline has been satisfied. The share ownership levels (based on fair market value as measured periodically) for each NEO for 2013 were as follows:

Named Executive	Two Times Salary	Three Times Salary	Five Times Salary
Mr. Decker			✓
Mr. Grasberger		✓
Ms. Dorch		✓
Mr. Gerson		✓
Mr. Jacoby		✓
Mr. Claro		✓
Mr. Kimmel		✓
Mr. Malamud	✓

Our NEOs have five years from the date they are first granted LTIP awards to comply with the guidelines. If an NEO is promoted into a position with greater holding requirements, that individual has five additional years to comply with the new guideline. All common stock held by the NEOs, whether acquired as a result of an LTIP award or otherwise, is included in determining whether they have achieved the applicable ownership guideline. Stock options, RSUs and SARs are not included in calculating whether the guidelines have been met. Failure to meet the guidelines within the applicable five-year period will result in a review by the MD&C Committee to determine the cause of such failure and to develop an appropriate corrective action plan. The MD&C Committee believes that this is a reasonable approach in light of the recent economic downturn and its impact on our stock price.

For 2014, the stock ownership requirements for the CEO have been increased to six times annual base salary.

At December 31, 2013, none of the current NEOs owned stock fully meeting the ownership guidelines, but each was within the five-year phase-in period and therefore was in compliance with the guidelines.

Right to Recover Incentive Compensation

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company and the Board reserve the right to recover (or “clawback”) from certain current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, under the following circumstances:

•	There is a restatement of Company financials due to material noncompliance with any financial reporting requirement;

•	The Board determines that the current or former employee has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties that contributed to the noncompliance that resulted in the requirement to restate Company financials; and

•	The cash incentive or performance-based equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

Hedging Policy

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company’s Insider Trading Policy prohibits all employees, including corporate officers, from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company securities (or “hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning Common Stock, such as zero-cost collars and forward sales contracts.

Policy Regarding Tax and Accounting Impact on Executive Compensation

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one taxable year by publicly-traded corporations to their CEO and the next three most highly compensated executive officers (with the exception of the CFO) serving at the end of the fiscal year. Qualified “performance-based compensation” as defined under Section 162(m) is not subject to the limits on deductibility, provided such compensation meets certain requirements, including stockholder approval of the material terms of the compensation.

We may, to the extent practicable, seek to preserve this deductibility of compensation paid to our NEOs while maintaining compensation programs that effectively attract and retain exceptional executives in a highly competitive environment. However, on occasion it is not possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet our compensation needs. As a result, we may from time to time choose to pay compensation that would otherwise not be deductible under Section 162(m) if we believe that it is appropriate and in our and our stockholders’ best interests.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the MD&C Committee recommended to the Board that the Compensation Discussion & Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Proxy Statement for our 2014 Annual Meeting of Stockholders, for filing with the SEC.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

T. D. Growcock, Chairman

J. F. Earl

R. C. Wilburn

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

Compensation Policies and Practices as They Relate to Risk Management

In 2013, management reviewed our compensation policies and practices for all employees. As a result of that review, our management team concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on us. In addition, we reviewed the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs and other key employees to confirm that our incentive compensation does not encourage unnecessary and excessive risks.

The findings of these reviews indicated that:

•	Our compensation program provides a balance between our short-term and long-term goals and objectives;

•	Under our compensation program, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time, which discourages short-term risk taking;

•	Our goals are appropriately set to avoid targets that, if not achieved, result in significant reduction in realized pay;

•	Incentive awards are capped by the MD&C Committee; and

•	Stock ownership guidelines discourage excessive risk taking.

Furthermore, as described above, compensation decisions may include the subjective use of negative discretion, which has the ability to restrain the influence of formulae or objective factors on excessive risk taking.

2013 Summary Compensation Table

The following table presents the compensation provided to our NEOs for services rendered to us in 2011, 2012 and 2013, as applicable:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)(3)	Option Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)	Total ($)
Patrick K. Decker

Former President & CEO	2013	$858,269	$0	$693,940	$1,509,200	$0	$0	$88,648	$3,150,057
	2012	$253,846	$96,462	$114,014	$266,960	$157,384	$0	$102,036	$990,702
F. Nicholas Grasberger, III
SVP & Chief Financial Officer	2013	$363,462	$80,000	$312,477	$451,882	$0	$0	$20,516	$1,228,337
A. Verona Dorch
VP, General Counsel & Corporate Secretary	2013	$339,962	$0	$93,519	$200,833	$0	$0	$34,469	$668,783
Scott H. Gerson
VP and Group President of Harsco Industrial	2013	$271,654	$0	$62,455	$134,127	$109,751	$0	$33,441	$611,428
	2012	$265,000	$0	$313,524	$114,764	$155,025	$0	$33,604	$881,917
Scott W. Jacoby
VP and Group President of Harsco Rail	2013	$271,654	$0	$62,455	$134,127	$0	$0	$33,814	$502,050
Galdino J. Claro(7)
Former EVP and Group CEO of Harsco Metals & Minerals	2013	$519,231	$0	$270,555	$580,987	$0	$0	$14,511	$1,385,284
	2012	$675,000	$0	$256,723	$635,484	$174,825	$0	$16,247	$1,758,279
	2011	$662,596	$0	$675,000	$490,500	$672,535	$0	$19,797	$2,520,428
Mark E. Kimmel(8)

Former SVP and President of Harsco Infrastructure	2013	$445,000	$0	$185,395	$383,021	$121,485	$0	$1,182,620	$2,317,521
	2012	$445,000	$0	$157,965	$391,022	$270,765	$14,945	$43,204	$1,322,901
	2011	$414,239	$0	$623,000	$490,500	$226,174	$16,672	$25,079	$1,795,664
Barry E. Malamud

Former Interim CFO	2013	$280,154	$0	$50,882	$109,273	$0	$0	$29,705	$470,014
	2012	$244,154	$0	$124,254	$103,938	$68,119	$33,112	$28,543	$602,120

(1)	The amount shown in this column in 2012 for Mr. Decker represents a discretionary award granted by the MD&C Committee in addition to the pro rata amount he earned under the 2012 AIP for actual performance. Mr. Decker did not receive a similar award in 2013. The amount shown in this column in 2013 for Mr. Grasberger represents a sign-on bonus in connection with his offer to begin employment.

(2)

The amounts shown in this column for 2013 represent the grant date fair value (computed in accordance with FASB ASC Topic 718) for the RSU portion of the 2013 LTIP awards granted to Messrs. Decker, Grasberger, Gerson, Jacoby, Claro, Kimmel and Malamud and Ms. Dorch, as well the one-time sign-on award of 5,000 RSUs granted to

Mr. Grasberger. These RSU awards for the NEOs were granted under the 2013 Plan and will be settled by delivery of unrestricted shares. The amounts relating to RSUs may not represent actual compensation that will be realized by the NEOs with respect to these awards, but instead represent the grant date fair value of the awards for accounting purposes, as required to be shown in this table by SEC rules. Any amounts that may become payable to the NEOs with respect to the RSUs are subject to the service-based vesting criteria described above under the heading “Long-Term Incentive Awards” in the CD&A. The above information does not reflect an estimate for forfeitures. As of October 7, 2013, the RSU awards for Mr. Claro had been forfeited due to his resignation from the Company. A pro-rated portion of Mr. Kimmel’s RSUs received accelerated vesting treatment in conjunction with the divestiture of the Harsco Infrastructure business on November 26, 2013; all remaining unvested RSUs were forfeited pursuant to the terms of his Retention and Severance Agreement. This column includes $7,032 in incremental fair value, calculated as of the modification date, for Mr. Kimmel’s accelerated RSUs. As of February 28, 2014, Mr. Decker resigned his position with the Company and forfeited all stock awards made to him in 2012 and 2013.

(3)	See Note 14, “Stock-Based Compensation,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the assumptions used by us to calculate these grant date fair values.

(4)	The amounts shown in this column for 2013 represent the grant date fair value (computed in accordance with FASB ASC Topic 718) for the SAR portion of the 2013 LTIP awards. These SAR awards were granted under the 2013 Plan and will be settled by delivery of unrestricted shares of Common Stock. These amounts may not represent actual compensation that will be realized by the NEOs with respect to these awards, but instead represent the grant date fair value of the awards for accounting purposes, as required to be shown in this table by SEC rules. In order for each NEO to realize any value upon exercise of the SARs, the market price of our common stock must remain above $22.70 per share in the case of all 2013 NEO SAR grants. Any amounts that may become payable to the NEOs with respect to these awards are also subject to the service-based vesting criteria described above under the heading “Long-Term Incentive Awards” in the CD&A. As of October 7, 2013, the unvested SAR awards for Mr. Claro were forfeited due to his resignation from the Company. A pro-rated portion of Mr. Kimmel’s SARs received accelerated vesting treatment in conjunction with the divestiture of the Harsco Infrastructure business on November 26, 2013; all remaining unvested SARs were forfeited pursuant to the terms of his Retention and Severance Agreement. There was no incremental fair value to report for Mr. Kimmel’s accelerated SARs. As of February 28, 2014, Mr. Decker resigned his position with the Company and forfeited all unvested SARs.

(5)	The amounts shown in this column for 2013 reflect the actual 2013 AIP award payout (if any) for each NEO, as applicable, as approved by the MD&C Committee in January 2014 based on the achievement of pre-determined EVA goals as further described above in the CD&A. For Mr. Kimmel, the AIP award payout shown was calculated under the terms of his Retention and Severance Agreement.

(6)	Pension values for Messrs. Jacoby, Kimmel and Malamud decreased by $22,547, $14,871 and $29,965, respectively, between 2012 and 2013, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

(7)	Mr. Claro resigned as Executive Vice President and Group CEO of Harsco Metals & Minerals effective October 7, 2013.

(8)	Mr. Kimmel signed a Retention and Severance Agreement on October 27, 2013 related to the divestiture of the Harsco Infrastructure business. He remained an active employee through February 28, 2014.

All Other Compensation

The following table summarizes the incremental cost of perquisites and other benefits provided to our NEOs in 2013 and describes the benefits included in the “All Other Compensation” column of the 2013 Summary Compensation Table:

All Other Compensation	Year	Mr. Decker	Mr. Grasberger	Ms. Dorch	Mr. Gerson	Mr. Jacoby	Mr. Claro	Mr. Kimmel	Mr. Malamud
Personal use of corporate aircraft(a)	2013	$8,633	$0	$0	$0	$0	$0	$0	$0
Relocation expenses(b)	2013	$14,724	$0	$0	$0	$0	$0	$0	$0
Relocation tax reimbursement(c)	2013	$7,049	$0	$0	$0	$0	$0	$0	$0
Our contributions to qualified defined contribution plan	2013	$10,200	$0	$10,200	$8,420	$10,200	$0	$10,200	$7,820
Dollar value of life insurance premiums paid by us or on our behalf	2013	$1,020	$765	$1,020	$1,020	$1,020	$850	$1,020	$1,020
Dollar value of health insurance premiums paid by us or on our behalf	2013	$9,579	$11,978	$15,971	$16,821	$16,821	$13,400	$16,821	$16,821
Dollar value of long-term disability premiums paid by us or on our behalf	2013	$313	$235	$313	$313	$313	$261	$313	$313
Our contributions to Non-Qualified Restoration Plan	2013	$37,130	$7,538	$6,965	$6,867	$5,460	NA	$52,891	$3,731
Severance payments and benefits(d)	2013	$0	$0	$0	$0	$0	$0	$1,101,375	$0
Total		$88,648	$20,516	$34,469	$33,441	$33,814	$14,511	$1,182,620	$29,705

(a)	The amounts reported reflect the value of Mr. Decker’s personal use of corporate aircraft. This value is calculated as the incremental cost to us of such use. Incremental costs are calculated based on the variable operating costs to us. Variable operating costs consist of trip-specific costs including fuel, catering, mileage, maintenance, labor and parts, reserve for engines and other service-life limited parts, crew expenses, universal weather monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs associated with owning our aircraft since we would incur these costs anyway. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight.

In 2013, Mr. Decker utilized corporate aircraft for four personal flights to attend to family matters; Mr. Decker’s spouse accompanied him on two of these flights. The amounts reported include the value of these flights to Mr. Decker (and his spouse, where applicable), as well as the value of three additional ferry legs arising as a result of Mr. Decker’s personal use of corporate aircraft.

(b)	The amounts reported consists of reimbursement for temporary living expenses, such as rent and utilities, paid to an executive on a short-term assignment or as part of his transition to a new work location, as well as relocation expenses incurred by the executive in connection with such transitions

(c)	The amounts reported consist of tax reimbursements for Mr. Decker in connection with his relocation expenses.

(d)	Amounts shown for Mr. Kimmel reflect payments received (or to be received) pursuant to the terms of his Retention and Severance Agreements, the terms of which are described in detail under the heading “Separation Arrangements.”

2013 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards made to the NEOs during 2013:

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Mr. Decker
		$8,750	$875,000	$1,750,000	–	–	–	–
	5/10/2013	–	–	–	34,000	–	–	$693,940
	5/10/2013	–	–	–	–	220,000	$22.70	$1,509,200
Mr. Grasberger
		$3,938	$393,750	$787,500	–	–	–	–
	5/10/2013	–	–	–	10,310	–	–	$210,427
	5/10/2013	–	–	–	5,000	–	–	$102,050
	5/10/2013	–	–	–	–	65,872	$22.70	$451,882
Ms. Dorch
		$2,100	$210,000	$420,000	–	–	–	–
	5/10/2013	–	–	–	4,582	–	–	$93,519
	5/10/2013	–	–	–	–	29,276	$22.70	$200,833
Mr. Gerson
		$1,513	$151,250	$302,500	–	–	–	–
	5/10/2013	–	–	–	3,060	–	–	$62,455
	5/10/2013	–	–	–	–	19,552	$22.70	$134,127
Mr. Jacoby
		$1,513	$151,250	$302,500	–	–	–	–
	5/10/2013	–	–	–	3,060	–	–	$62,455
	5/10/2013	–	–	–	–	19,552	$22.70	$134,127
Mr. Claro
		$4,725	$472,500	$945,000	–	–	–	–
	5/10/2013	–	–	–	13,256	–	–	$270,555
	5/10/2013	–	–	–	–	84,692	$22.70	$580,987
Mr. Kimmel
		$2,893	$289,250	$578,500	–	–	–	–
	5/10/2013	–	–	–	8,739	–	–	$178,363
	5/10/2013	–	–	–	–	55,834	$22.70	$383,021
	10/25/2013	–	–	–	(4)	–	–	$4,373
	10/25/2013	–	–	–	(4)	–	–	$2,659
Mr. Malamud
		$1,242	$124,200	$248,400	–	–	–	–
	5/10/2013	–	–	–	2,493	–	–	$50,882
	5/10/2013	–	–	–	–	15,929	$22.70	$109,273

(1)

These columns reflect 2013 AIP award opportunities, which awards were made pursuant to the 1995 Plan and are described more fully beginning on page 44 of this Proxy Statement. Target values are equal to the following percentages of each NEO’s base salary: Mr. Decker, 100%; Mr. Grasberger, 75%; Ms. Dorch, 60%; Mr. Gerson, 55%; Mr. Jacoby, 55%, Mr. Claro, 70%; Mr. Kimmel, 65%, and Mr. Malamud, 45%. Threshold amounts represent approximately 1% of target values, and maximum amounts represent 200% of target values. Actual payouts with respect to these awards for 2013 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table.

(2)	This column reflects the time-based RSU component of the 2013 LTIP awards granted to the NEOs and the one-time sign-on award of 5,000 RSUs granted to Mr. Grasberger, which awards were granted under our 2013 Plan and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These RSUs will generally vest in full and be settled after three years. Messrs. Decker and Claro forfeited their awards due to their departures from the Company. A pro-rated portion of Mr. Kimmel’s RSUs received accelerated vesting treatment in connection with the divestiture of the Harsco Infrastructure business on November 26, 2013; all remaining unvested RSUs were forfeited pursuant to the terms of his Retention and Severance Agreement.

(3)	This column reflects the time-based SAR component of the 2013 LTIP awards granted to the NEOs, which awards were granted under our 2013 Plan and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These SARs will generally become exercisable ratably over five years. Messrs. Decker and Claro forfeited their awards due to their resignation from the Company. A pro-rated portion of Mr. Kimmel’s SARs received accelerated vesting treatment in connection with the divestiture of the Harsco Infrastructure business on November 26, 2013; all remaining unvested SARs were forfeited pursuant to the terms of his Retention and Severance Agreement.

(4)	The grants reflected in these rows represent the modification of Mr. Kimmel’s 2012 and 2013 RSU grants, with the incremental fair value for such grants, calculated as of the modification date, reported in the far right column.

2013 AIP Awards; 2013 LTIP Awards

For additional details regarding our 2013 AIP and LTIP awards, please see the descriptions set forth under the headings “2013 AIP Awards” and “Long-Term Incentive Awards,” respectively, in the CD&A. For additional details regarding the relationship of salary, short-term incentive compensation and long-term incentive compensation to total compensation, please see the CD&A section of this Proxy Statement. For additional details regarding Mr. Grasberger’s offer letter, please see the description set forth under the heading “Employment Arrangements with Certain NEOs” in the CD&A.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards for the NEOs as of December 31, 2013:

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Mr. Decker(4)
	-0-	220,000	22.70	05/09/23	–	–
	8,612	34,446	21.37	09/09/22	–	–
	–	–	–	–	39,985	$1,120,780
Mr. Grasberger
	-0-	65,872	22.70	05/09/23	–	–
	–	–	–	–	15,310	$429,139
Ms. Dorch
	-0-	29,276	22.70	05/09/23	–	–
	3,164	12,657	19.65	05/03/22	–	–
	-0-	7,500	31.75	01/24/18	–	–
	–	–	–	–	9,978	$279,679
Mr. Gerson
	-0-	19,552	22.70	05/09/23	–	–
	3,118	12,475	23.73	03/15/22	–	–
	-0-	35,000	31.75	01/24/18	–	–
	–	–	–	–	23,305	$653,241
Mr. Jacoby
	-0-	19,552	22.70	05/09/23	–	–
	3,118	12,475	23.73	03/15/22	–	–
	-0-	35,000	31.75	01/24/18	–	–
	–	–	–	–	23,367	$654,966
Mr. Claro(5)
	17,268	-0-	23.73	01/05/14	–	–
	–	–	–	–	–	–
Mr. Kimmel(6)
	6,120	-0-	22.70	11/25/14	–	–
	18,050	-0-	23.73	11/25/14	–	–
	41,851	-0-	31.75	11/25/14	–	–
	3,149	-0-	31.75	02/25/14	–	–
	–	–	–	–	–	–
Mr. Malamud
	-0-	15,929	22.70	05/09/23	–	–
	2,824	11,298	23.73	03/15/22	–	–
	–	–	–	–	12,374	$346,855

(1)	These columns reflect the following awards:

(a)	For Messrs. Decker, Grasberger, Gerson, Jacoby, Kimmel and Malamud and Ms. Dorch (the first entry in these columns), the time-based SARs granted on May 10, 2013;

(b)	For Mr. Decker (the second entry in these columns), the time-based SARs granted on September 10, 2012;

(c)	For Ms. Dorch (the second entry in these columns), the time-based SARs granted on May 4, 2012;

(d)	For Messrs. Gerson, Jacoby, Kimmel and Malamud (the second entry in these columns) and for Mr. Claro (the sole entry in these columns), the time-based SARs granted on March 16, 2012; and

(e)	For Ms. Dorch and Messrs. Gerson and Jacoby (the third entry in these columns) and for Mr. Kimmel (the third and fourth entries in these columns), stock options granted January 25, 2011.

The SARs generally vest and become exercisable in five equal installments on the first five anniversaries of the date of grant. The stock options generally vest and become exercisable three years after the grant date. The exercise prices for the SARs and options granted in 2012 and 2011 are equal to the average of the high and low price of our Common Stock on the date of grant. The grants of SARs and options in 2012 and 2011 were made pursuant to the 1995 Plan. The exercise prices for the SARs granted in 2013 are equal to the closing price of our Common Stock on the date of grant. 2013 SAR grants were made pursuant to the 2013 Plan.

(2)	The stock awards reflected in this column consist of:

(a)	The following number of RSUs granted to Messrs. Decker, Grasberger, Gerson, Jacoby and Malamud and Ms. Dorch on May 10, 2013, which in each case will “cliff” vest three years after the grant date: Mr. Decker, 34,000 RSUs; Mr. Grasberger, 15,310 RSUs; Mr. Gerson, 3,060 RSUs; Mr. Jacoby, 3,060 RSUs; Mr. Malamud, 2,493 RSUs; and Ms. Dorch, 4,582 RSUs;

(b)	The following number of RSUs granted to Mr. Decker on September 10, 2012, to Ms. Dorch on May 4, 2012 and to Messrs. Gerson, Jacoby and Malamud on March 16, 2012, which in each case will “cliff” vest three years after the grant date: Mr. Decker, 5,985 RSUs; Ms. Dorch, 2,199 RSUs; Mr. Gerson, 2,168 RSUs; Mr. Jacoby, 2,168 RSUs; and Mr. Malamud, 1,963 RSUs.

(c)	The following number of RSUs granted to Messrs. Gerson and Jacoby on January 24, 2012 and to Mr. Malamud on November 16, 2012, which in each case will “cliff” vest three years after the grant date: Mr. Gerson, 15,000 RSUs; Mr. Jacoby, 15,000 RSUs; Mr. Malamud, 5,000 RSUs; and

(d)	An estimate of the number of shares issuable in settlement of LTIP awards for the 2011 — 2013 award cycle. During the award cycle, these LTIP awards are denominated in dollars rather than in a pre-set number of shares. The additional number of shares included in this column was determined by dividing 50% of the dollar amount of the LTIP awards by $28.03, the closing market price of our Common Stock on December 31, 2013. For the 2011 — 2013 award cycle, the estimated number of unvested shares included in this column is as follows: Ms. Dorch 3,197; Mr. Gerson 3,077; Mr. Jacoby 3,139; and Mr. Malamud 2,918. These represent the time-based portion of the LTIP awards for the 2011 — 2013 award cycle, which was approved by the MD&C Committee and vested on January 26, 2013; the average of the high and low sales prices on the trading day immediately prior to that date was $25.725, resulting in actual payouts of a higher number of shares than the estimated number included in this column.

(3)	The market value was computed by multiplying the closing market price of our stock on December 31, 2013 ($28.03) by the number of RSUs and estimated shares in the previous column.

(4)	In connection with his resignation as President and CEO of the Company on February 28, 2014, Mr. Decker forfeited all unvested SARs and RSUs previously awarded to him.

(5)	In connection with his resignation as Executive Vice President and Group CEO of Harsco Metals & Minerals, Mr. Claro forfeited all unvested SARs and RSUs previously awarded to him. Pursuant to the terms of the award agreement underlying the SARs granted to him in 2012, Mr. Claro had 90 days from the date of his resignation to exercise his vested SARs.

(6)	Pursuant to the terms of the Retention and Severance Agreement between the Company and Mr. Kimmel, a pro-rata portion of the outstanding SARs granted to him in 2012 and 2013, and all of the stock options granted to him in 2011, vested upon consummation of the divestiture of the Infrastructure business on November 26, 2013. Under the terms of the agreement, Mr. Kimmel was given three months from the date of the transaction to exercise his vested incentive stock options, and twelve months from the date of the transaction to exercise his vested nonqualified stock options and SARs.

2013 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Mr. Decker	-0-	-0-	-0-	-0-
Mr. Grasberger	-0-	-0-	-0-	-0-
Ms. Dorch	-0-	-0-	2,842	$71,902
Mr. Gerson	-0-	-0-	3,462	$87,597
Mr. Jacoby	-0-	-0-	2,873	$72,692
Mr. Claro	-0-	-0-	19,268	$487,510
Mr. Kimmel	-0-	-0-	10,597	$268,105
Mr. Malamud	-0-	-0-	2,243	$56,746

(1)	The number of shares in this column consists of the shares earned in settlement of the time-based portion of the LTIP award for the 2010 – 2012 award cycle, which vested on January 29, 2013, the fair market value of which was $25.301 per share, based on the average of the high and low sales prices of our Common Stock on January 29, 2013.

2013 Pension Benefits Table

The following table describes pension benefits provided to the NEOs:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Decker
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
	Supplemental Retirement Benefit Plan	N/A	N/A	N/A
Mr. Grasberger
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
	Supplemental Retirement Benefit Plan	N/A	N/A	N/A
Ms. Dorch
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
	Supplemental Retirement Benefit Plan	N/A	N/A	N/A
Mr. Gerson
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
	Supplemental Retirement Benefit Plan	N/A	N/A	N/A
Mr. Jacoby
	Harsco Employees’ Pension Plan	8.667	$116,285	$0
	Supplemental Retirement Benefit Plan	N/A	N/A	N/A
Mr. Claro
	Harsco Employees’ Pension Plan	N/A	N/A	N/A
	Supplemental Retirement Benefit Plan	N/A	N/A	N/A
Mr. Kimmel
	Harsco Employees’ Pension Plan	2.333	$49,641	$0
	Supplemental Retirement Benefit Plan	2.333	$34,280	$0
Mr. Malamud
	Harsco Employees’ Pension Plan	11.75	$122,932	$0
	Supplemental Retirement Benefit Plan	11.75	$30,950	$0

(1)	The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the NEOs, which will only be known at the time that they become eligible for payment.

Retirement Plans

Three NEOs, Messrs. Jacoby, Kimmel and Malamud, are covered under the Harsco Employees’ Pension Plan (the “HEPP”) and two NEOs, Messrs. Kimmel and Malamud, are covered under the SERP. As described below, pension benefits were frozen effective December 31, 2008 under the HEPP and the SERP. Messrs. Decker, Grasberger, Gerson, Jacoby, Claro, Kimmel and Malamud, Ms. Dorch and all other U.S.-based officers, are now covered by the RSIP, as described in the narrative disclosure to the 2013 Nonqualified Deferred Compensation Table.

The HEPP and the SERP (collectively, the “Plans”), are defined benefit plans providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are generally reduced, although the Plans provide for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The Plans also provide for a pre-retirement death benefit payable to a beneficiary designated by the participant for participants who die after qualifying for benefits. The SERP also includes provisions which fully vest participants upon termination of employment following a “change in control” of the Company, as defined in the Supplemental Plan.

Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the HEPP is equal to a total of 1.2% times final average compensation times years of service, up to a maximum of 33 years (the initial product), plus 1.5% times the initial product times years of service in excess of 33 years, but not in excess of 40 years. The normal retirement benefit under the Supplemental Plan is equal to a total of 0.8% of final average compensation up to the “Social Security Covered Compensation,” plus 1.5% of final average compensation in excess of the “Social Security Covered Compensation,” multiplied by up to 33 years of service (as defined in the Supplemental Plan), reduced by benefits payable under the HEPP. Final average compensation under both the Supplemental Plan and the HEPP is defined as the aggregate compensation (base salary plus non-discretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment.

Effective January 1, 2003, both the HEPP and the Supplemental Plan were amended to reduce the amount of non-discretionary incentive compensation included in aggregate compensation from 100% to 50% for benefit amounts paid on or after that date. The amendments also reduced the multiplier applied to average compensation under the HEPP from 1.3% to 1.2%, and reduced the multiplier applied to average compensation in excess of the “Social Security Covered Compensation” under the Supplemental Plan from 1.6% to 1.5%. Notwithstanding these amendments, no participant’s retirement benefit under either of the Plans was reduced below the amount of benefit accrued at December 31, 2002.

The Plans were amended again on December 31, 2003 to provide that no additional years of service would be credited to any of our salaried employees after that date, provided, however, that compensation earned for services performed after December 31, 2003 would continue to be included in determining final average compensation under the Plans. The Plans were further amended effective December 31, 2008 to provide that compensation earned after that date would not be included in determining final average compensation. As a result of this action and the December 31, 2003 freeze on pension benefit accrual service, the Plans’ accrued pension benefits were frozen as of December 31, 2008. We do not provide retiree medical or retiree life insurance benefits to our executive officers.

2013 Nonqualified Deferred Compensation Table

The following table describes the nonqualified deferred compensation of the NEOs:

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Decker
	Non-Qualified Restoration Plan	$0	$37,130	$2,178	$0	$39,308
Mr. Grasberger
	Non-Qualified Restoration Plan	$0	$7,538	$197	$0	$7,736
Ms. Dorch
	Non-Qualified Restoration Plan	$0	$6,965	$2,121	$0	$17,794
Mr. Gerson
	Non-Qualified Restoration Plan	$0	$6,867	$4,562	$0	$28,892
Mr. Jacoby
	Non-Qualified Restoration Plan	$0	$5,460	$9,555	$0	$57,426
Mr. Claro(4)
	Non-Qualified Restoration Plan	$0	$0	$0	$0	$0
Mr. Kimmel(5)
	Non-Qualified Restoration Plan	$0	$52,891	$16,003	$0	$140,021
Mr. Malamud
	Non-Qualified Restoration Plan	$0	$3,731	$609	$0	$6,958

(1)	This column reflects amounts contributed by us to the bookkeeping account maintained for each applicable NEO (other than Mr. Claro) under our NQ RSIP. The NQ RSIP is an unfunded plan, and contributions are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which participants are entitled. The amounts reported in this column are reported as compensation for 2013 in the 2013 Summary Compensation Table under the “All Other Compensation” column.

(2)	Aggregate earnings in 2013 include (a) earnings on the bookkeeping account maintained for the applicable NEO under the NQ RSIP, credited at the same rates of return as those applicable to the investment fund(s) selected by the NEO under the RSIP; and (b) as applicable, dividend equivalents credited to the portion of each applicable NEOs’ bookkeeping account, if any, deemed to be invested in the Harsco Corporation Stock fund under the NQ RSIP. The investment options available under the NQ RSIP are substantially consistent with those available under the RSIP. Because there were no preferential earnings on deferred compensation during fiscal year 2013, none of the amounts reported in this column are reported as compensation for 2013 in the 2013 Summary Compensation Table.

(3)	Amounts reflect the value of the bookkeeping account maintained for each applicable NEO under the NQ RSIP, determined based on the value of the investment fund(s) to which such account is deemed to be allocated. None of the amounts listed in this column were reported as compensation in prior Summary Compensation Tables. The following amounts listed in this column were previously reported in prior years’ Summary Compensation Tables as compensation: Mr. Decker, $0; Mr. Grasberger, $0; Ms. Dorch, $0; Mr. Gerson, $7,247; Mr. Jacoby, $0; Mr. Claro, $0; Mr. Kimmel, $70,889; Mr. Malamud, $2,617.

(4)	Mr. Claro did not participate in any of our U.S.-based nonqualified deferred compensation plans during 2013.

(5)	Mr. Kimmel will terminate his accounts and will receive a full payout of all account balances in 2014 in conjunction with the terms of his Retention and Severance Agreement.

Nonqualified Deferred Compensation

Retirement Savings and Investment Plan

Under the RSIP, we make matching contributions to the account of each participating employee equal to 100% of the employee’s contributions up to the first 3% of compensation and 50% of the employee’s contributions up to the next 2% of compensation. In addition, the RSIP provides for a discretionary contribution, as decided by the Company each year, to the account of each eligible employee who remains an active employee as of December 31 of such plan year. Under the NQ RSIP, we provide the matching and discretionary contributions, if any, that would otherwise be made under the qualified portion of the RSIP for salaried employees’ contributions, but for Internal Revenue Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Company contributions to the NQ RSIP are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which employees are entitled.

Termination or Change in Control Arrangements

We have entered into agreements with and maintain plans that will require us to provide compensation to certain of our NEOs in the event of a termination of employment, including as the result of a change in control.

Set forth below are tables, one for each NEO who remained an officer as of December 31, 2013, as well as one for Mr. Malamud, showing our payment obligations following the potential termination of the officer’s employment with us, including as the result of a change in control. The amounts disclosed below in each table are estimates only and do not necessarily reflect the actual amounts that would be paid to the officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that would be payable under various arrangements assuming that the termination event occurred on December 31, 2013.

Galdino J. Claro resigned his position as Executive Vice President and Group CEO of Harsco Metals & Minerals effective October 7, 2013. As a result of his resignation, Mr. Claro received (or will receive) payment of all amounts earned or accrued through the date his employment with the Company terminated, but forfeited all unvested long-term incentive awards and rights to all outstanding short-term incentive awards.

On October 27, 2013, in connection with the divestiture of the Infrastructure business, we entered into a Retention and Severance Agreement with Mark E. Kimmel to establish the terms of his separation effective February 28, 2014. Detailed information regarding the terms of the Retention and Severance Agreement can be found in the CD&A under the heading “Separation Arrangements.”

Termination as a Result of
	Change in Control (3)	For Cause or Voluntary (4)	Involuntary not for Cause (5)	Death or Disability (6)	Retirement (8)
Compensation:
Unpaid base salary through date of termination	✓	✓	✓	✓	✓
Unpaid non-equity incentive plan compensation	✓		✓	✓	✓
Unpaid long-term incentives:
LTIP awards (service-based)	✓
Restricted Stock Units
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(1)	✓			✓	✓
Stock Options
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(2)	✓
Stock Appreciation Rights
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(1)	✓			✓	✓
Unpaid deferred compensation	✓	✓	✓	✓	✓
Multiple of base salary and target incentive award	✓
Benefits and perquisites:
Defined benefit pension plan	✓	✓	✓	✓	✓
401(k) savings plan	✓	✓	✓	✓	✓
Supplemental retirement benefit plan	✓	✓	✓	✓	✓
Life insurance proceeds				✓ (7)
Accrued but unpaid vacation	✓	✓	✓	✓	✓

(1)	Pursuant to the terms of each RSU and SAR award agreement, RSUs and SARs granted to our NEOs immediately vest and become non-forfeitable upon the executive’s death, disability or retirement on or after the specified retirement age (age 62). In addition, RSUs and SARs granted to our NEOs under the 1995 Plan immediately vest and become non-forfeitable upon a change in control (as defined in the 1995 Plan). RSUs and SARs granted to our NEOs under the 2013 Plan immediately vest and become non-forfeitable upon the executive’s qualifying termination following a change in control (as defined in the 2013 Plan).

(2)	The stock options granted to certain of our NEOs in 2011 automatically accelerate and become vested upon a change in control.

(3)	In accordance with the terms of the change in control severance agreements entered into by and between us and certain of our NEOs (each, a “CIC Agreement”), Messrs. Decker, Grasberger, Gerson, Jacoby and Malamud and Ms. Dorch will each be entitled to the payments described below if such executive’s employment is terminated by us or by them under the circumstances described below during the three-year period following the date on which a “change in control” (as defined in the CIC Agreement) occurs (which we refer to as the “Protection Period”):

•	Termination due to death or disability (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) as of the date of termination, including:

¡	the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of the change in control through the date of termination (the “Highest Base Salary”);

¡	a pro-rata target annual incentive compensation payment for the year of termination; and

¡	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us and any accrued vacation pay not yet paid by us (we refer to the amounts in these three sub-bullets as the “Accrued Obligations”);

•	Termination for “cause” (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us;

•	Termination by the executive other than for “good reason” (as defined in the CIC Agreement), including by reason of retirement: the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

•	Termination by us (other than for “cause,” death or disability) or termination by the executive for “good reason”: we shall pay the executive the aggregate of the following amounts:

¡	the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated annual incentive compensation through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the year in which the date of termination occurs, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due;

¡	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

¡	a lump sum severance payment in an amount equal to a multiple of the executive’s Highest Base Salary and target annual incentive compensation in effect for the year in which the date of termination occurs. The multiple is three times base salary and target incentive compensation in the case of Mr. Decker, two times base salary and target incentive compensation in the case of Messrs. Grasberger, Gerson and Jacoby and Ms. Dorch and one times base salary and target incentive compensation in the case of Mr. Malamud.

The payments described above and shown in the individual tables below may be subject to reduction to avoid the imposition of golden parachute excise taxes in certain cases. No downward adjustments have been estimated or reflected in the individual tables below. No NEO is entitled to a gross-up payment to offset any golden parachute excise taxes or related taxes that may be owed as a result of the NEO’s receipt of compensation from the Company.

The individual tables below set forth the present value of lump sum payments for Accrued Obligations and the other payments described above based on 2013 salaries and 2013 target annual incentive compensation, assuming the triggering event occurred on December 31, 2013 during a Protection Period.

In addition to the benefits provided under the CIC Agreements, following a qualifying change in control, each of our NEOs would be entitled to the following benefits under existing plans and arrangements:

•	Accelerated vesting of RSUs, stock options and SARs granted under the 1995 Plan, in accordance with the terms of each officer’s award agreements; and

•	Accelerated vesting of the service-based portion of LTIP awards for the 2011 – 2013 award cycle, under the terms of the 1995 Plan (the performance-based portion of LTIP awards is not subject to automatic acceleration).

(4)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated for cause or voluntarily on December 31, 2013 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO). In the case of a voluntary termination, both qualified pension plan and SERP benefits are payable.

(5)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated involuntarily without cause on December 31, 2013 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(6)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s death or disability occurred on December 31, 2013 and (b) that such death or disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(7)	Life insurance proceeds are payable only in the event of the executive’s death (not disability).

(8)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer retired on December 31, 2013 and (b) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

The following table describes the potential compensation upon termination or a change in control for Patrick K. Decker, our former President and CEO, assuming such events occurred at December 31, 2013: Mr. Decker actually resigned as President and CEO effective February 28, 2014. In connection with his resignation, Mr. Decker received payment of his base salary through the date of his resignation as well as payment for his accrued but unused vacation days. Concurrent with his resignation, Mr. Decker forfeited all unvested equity awards.

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
LTIP awards (service-based)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
RSUs (unvested and accelerated)	$1,120,780	$1,120,780	-0-	-0-	$1,120,780	$1,120,780	-0-
SARs (unvested and accelerated)	$1,402,010	$1,402,010	-0-	-0-	$1,402,010	$1,402,010	-0-
Multiple of Base Salary	-0-	$2,625,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$2,574,807	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$39,308	$39,308	$39,308	$39,308	$39,308	$39,308	$39,308
RSIP	$31,187	$31,187	$31,187	$31,187	$31,187	$31,187	$31,187
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$2,593,285	$7,793,092	$70,495	$70,495	$3,093,285	$2,593,285	$70,495

(1)	If Mr. Decker were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario, plus payout of the unpaid long-term incentives (triggered by the change in control) granted under the 1995 Plan as follows: RSUs ($167,760); and SARs ($229,410).

(2)	The amounts payable to Mr. Decker due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2013, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table, has been earned as of December 31, 2013, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 1995 Plan accelerates upon a change in control without regard to termination of employment. Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for F. Nicholas Grasberger, III, our Senior Vice President and CFO, assuming such events had occurred at December 31, 2013:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives:
LTIP awards (service-based)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
RSUs (unvested and accelerated)	$429,139	$429,139	-0-	-0-	$429,139	$429,139	-0-
SARs (unvested and accelerated)	$351,098	$351,098	-0-	-0-	$351,098	$351,098	-0-
Multiple of Base Salary	-0-	$1,050,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$545,193	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$7,736	$7,736	$7,736	$7,736	$7,736	$7,736	$7,736
RSIP	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$787,973	$2,383,166	$7,736	$7,736	$1,287,973	$787,973	$7,736

(1)	If Mr. Grasberger were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Grasberger due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2013, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table, has been earned as of December 31, 2013, and thus is not additional compensation resulting from the termination scenarios described in this table.

The following table describes the potential compensation upon termination or a change in control for A. Verona Dorch, our Vice President, General Counsel and Corporate Secretary, assuming such events occurred at December 31, 2013:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
LTIP awards (service-based)	$89,608	$89,608	-0-	-0-	-0-	-0-	-0-
RSUs (unvested and accelerated)	$190,071	$190,071	-0-	-0-	$190,071	$190,071	-0-
SARs (unvested and accelerated)	$262,107	$262,107	-0-	-0-	$262,107	$262,107	-0-
Multiple of Base Salary	-0-	$700,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$407,954	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$17,794	$17,794	$17,794	$17,794	$17,794	$17,794	$17,794
RSIP	$175,913	$175,913	$175,913	$175,913	$175,913	$175,913	$175,913
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$735,493	$1,843,447	$193,707	$193,707	$1,145,885	$645,885	$193,707

(1)	If Ms. Dorch were terminated during the Protection Period for cause, she would receive the payment shown for termination as a result of cause in a non-change in control scenario, plus payout of the unpaid long-term incentives (triggered by the change in control) granted under the 1995 Plan as follows: LTIP ($89,608); RSUs ($61,638); and SARs ($106,066).

(2)	The amounts payable to Ms. Dorch due to her death or disability during the Protection Period would match the amounts payable to her for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2013, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table, has been earned as of December 31, 2013, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 1995 Plan accelerates upon a change in control without regard to termination of employment. Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Scott H. Gerson, our Vice President and Group President, Harsco Industrial, assuming such events occurred at December 31, 2013:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
LTIP awards (service-based)	$86,250	$86,250	-0-	-0-	-0-	-0-	-0-
RSUs (unvested and accelerated)	$566,991	$566,991	-0-	-0-	$566,991	$566,991	-0-
SARs (unvested and accelerated)	$157,855	$157,855	-0-	-0-	$157,855	$157,855	-0-
Multiple of Base Salary	-0-	$550,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$298,819	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$28,892	$28,892	$28,892	$28,892	$28,892	$28,892	$28,892
RSIP	$231,320	$231,320	$231,320	$231,320	$231,320	$231,320	$231,320
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$1,071,308	$1,920,127	$260,212	$260,212	$1,485,058	$985,058	$260,212

(1)	If Mr. Gerson were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario, plus payout of the unpaid long-term incentives (triggered by the change in control) granted under the 1995 Plan as follows: LTIP ($86,250); RSUs ($481,219); and SARs ($53,643).

(2)	The amounts payable to Mr. Gerson due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2013, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table, has been earned as of December 31, 2013, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 1995 Plan accelerates upon a change in control without regard to termination of employment. Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Scott W. Jacoby, our Vice President and Group President, Harsco Rail, assuming such events occurred at December 31, 2013:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
LTIP awards (service-based)	$87,975	$87,975	-0-	-0-	-0-	-0-	-0-
RSUs (unvested and accelerated)	$566,991	$566,991	-0-	-0-	$566,991	$566,991	-0-
SARs (unvested and accelerated)	$157,855	$157,855	-0-	-0-	$157,855	$157,855	-0-
Multiple of Base Salary	-0-	$550,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$298,819	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$57,426	$57,426	$57,426	$57,426	$57,426	$57,426	$57,426
RSIP	$491,310	$491,310	$491,310	$491,310	$491,310	$491,310	$491,310
Benefits and Perquisites
Pension	$93,795	$93,795	$93,795	$93,795	$45,551	$93,795	$93,795
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$1,455,352	$2,304,171	$642,531	$642,531	$1,819,133	$1,367,377	$642,531

(1)	If Mr. Jacoby were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario, plus payout of the unpaid long-term incentives (triggered by the change in control) granted under the 1995 Plan as follows: LTIP ($87,975); RSUs ($481,219); and SARs ($53,643).

(2)	The amounts payable to Mr. Jacoby due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2013, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table, has been earned as of December 31, 2013, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 1995 Plan accelerates upon a change in control without regard to termination of employment. Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Barry E. Malamud, our former Interim CFO and current Vice President Finance, Harsco Metals & Minerals, assuming such events occurred at December 31, 2013:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
LTIP awards (service-based)	$81,804	$81,804	-0-	-0-	-0-	-0-	-0-
RSUs (unvested and accelerated)	$265,052	$265,052	-0-	$140,150(5)	$265,052	$265,052	-0-
SARs (unvested and accelerated)	$133,483	$133,483	-0-	-0-	$133,483	$133,483	-0-
Multiple of Base Salary	-0-	$312,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$126,069	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$6,958	$6,958	$6,958	$6,958	$6,958	$6,958	$6,958
RSIP	$849,094	$849,094	$849,094	$849,094	$849,094	$849,094	$849,094
Benefits and Perquisites
Pension	$102,500	$102,500	$82,925	$82,925	$48,773	$82,925	$82,925
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$1,438,891	$1,876,960	$938,977	$1,079,127	$1,803,360	$1,337,512	$938,977

(1)	If Mr. Malamud were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario, plus payout of the unpaid long-term incentives (triggered by the change in control) granted under the 1995 Plan as follows: LTIP ($81,804); RSUs ($195,173); and SARs ($48,581).

(2)	The amounts payable to Mr. Malamud due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2013, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table, has been earned as of December 31, 2013, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 1995 Plan accelerates upon a change in control without regard to termination of employment. Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

(5)	Pursuant to the terms of his Restricted Stock Units Agreement, the 5,000 RSUs granted to Mr. Malamud on November 16, 2012 will immediately vest and become non-forfeitable in the event his employment is terminated by the Company for any reason other than for cause.

Benefits and Perquisites

Pension benefits, perquisites and other compensation and benefits payable to our NEOs are discussed in greater detail in the CD&A in this Proxy Statement.

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS,OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules, and as required under Section 14A of the Exchange Act, our Board has adopted a policy of providing an annual stockholder vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the proxy statement.

Response to Previous Say-on-Pay Votes

We began holding annual say-on-pay votes in 2011. Although stockholders approved our executive compensation program by majority vote in the last three years, the support levels achieved were not as high as we would have liked. We respect input from our stockholders and take their concerns seriously. As a consequence of our voting results, we:

•	Engaged in significant outreach efforts with our largest institutional stockholders to better understand any concerns they might have with our compensation policies and practices;

•	Analyzed guidance from and held meetings with proxy advisory firms that certain of our institutional stockholders factor into their decision making process;

•	Held an “Investor Day” with live webcast with the CEO and CFO to discuss the Company’s global operations and strategies for growth; and

•	Consulted with the MD&C Committee’s independent compensation consultant regarding evolving market practices.

The outreach efforts undertaken in response to our previous say-on-pay votes provided us with valuable insights regarding stockholders’ views of our compensation program. As a direct result, the MD&C Committee took additional steps to help ensure that our compensation policies and practices appropriately reflect our pay-for-performance philosophy, including the addition of PSUs as a key element of our long-term incentive plans beginning in 2014.

As described in detail under “Compensation Discussion & Analysis,” our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our NEOs, who are critical to our success. Under these programs, we seek to align pay and performance by making a significant portion of our NEOs’ compensation dependent on:

•	Achievement of specific annual and long-term strategic and financial goals; and

•	Realization of increased stockholder value.

We have many compensation practices that help ensure that our compensation programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Meetings of the Board – Committees of the Board” and “Compensation Discussion & Analysis” and include:

•	We have substantial stock ownership guidelines and stock holding requirements for directors and executive officers that promote alignment of their interests with our stockholders’ interests;

•	Our long-term incentive program is 100% stock-based;

•	60% of our CEO’s target total compensation was at-risk pay (similarly, 60% of our CEO’s target total compensation is based on long-term performance);

•	On average, over 50% of our other NEOs’ target total compensation was at-risk pay;

•	We do not pay the tax liability (in other words, no “gross-ups”) associated with executive perquisites;

•	We employ our executive officers “at will” without individual severance agreements or employment contracts; and

•	We have implemented significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements and an executive incentive compensation recoupment (clawback) policy.

Please read “Compensation Discussion & Analysis” beginning on page 29 and the accompanying executive compensation tables beginning on page 54 for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our NEOs.

We are asking our stockholders to support our NEO compensation as described in this Proxy Statement. This proposal gives you, as a stockholder, the opportunity to express your views on our NEOs’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs described in this Proxy Statement. Our MD&C Committee and our Board believe our overall program effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Harsco Corporation’s stockholders approve, on an advisory basis, the compensation paid to Harsco Corporation’s Named Executive Officers, as disclosed in the Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion & Analysis, the Executive Compensation Tables and related narrative discussion.”

Required Vote: Our NEO compensation as disclosed in this Proxy Statement will be approved if it receives more votes “FOR” than votes “AGAINST.” Abstentions will be treated as votes “AGAINST” with respect to this proposal and broker “non-votes” are not considered as votes cast with respect to this proposal and therefore will have no effect on the outcome.

This vote on NEO compensation is advisory, and therefore will not be binding on the Company, our MD&C Committee or our Board. However, our Board and MD&C Committee value our stockholders’ opinions. If a significant percentage of our stockholders votes against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Human Resources and MD&C Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2015 Annual Meeting of Stockholders.

The Board recommends that you vote “FOR” the approval, on an advisory basis, of our Named Executive Officer compensation as disclosed in this Proxy Statement.

Equity Compensation Plan Information (As of December 31, 2013)

Plan category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,404,299(1)	$23.41	6,163,115(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,404,299(1)	$23.41	6,163,115(2)

(1)	Includes outstanding options to purchase 229,000 shares of common stock, 961,458 SARs outstanding and 213,841 RSUs outstanding, in each case as of December 31, 2013. The options and SARs have a weighted average remaining term of 8.1 years. Based on our December 31, 2013 closing stock price of $28.03 per share, all SARs outstanding are in-the-money. Using that price, only 200,107 shares would be issuable for our outstanding SARs as of December 31, 2013.

(2)	Plans include the 1995 Executive Incentive Compensation Plan, as amended, the 1995 Non-Employee Directors’ Stock Plan, as amended, and the 2013 Equity and Incentive Compensation Plan. As of December 31, 2013, 143,903 and 6,019,212 shares remained available for future issuance under the 1995 Non-Employee Directors’ Stock Plan and the 2013 Equity and Incentive Compensation Plan, respectively. All of the shares under the 1995 Non-Employee Directors’ Stock Plan are available for full-value awards granted under such plan, while 3,271,831 shares are available for full-value awards granted under the 2013 Equity and Incentive Compensation Plan. No additional shares are available for issuance under the 1995 Executive Incentive Compensation Plan.

TRANSACTIONS WITH RELATED PERSONS

For the fiscal year ended December 31, 2013, there were no transactions with the Company in which any related person had a direct or indirect material interest that would need to be disclosed pursuant to Item  404 of Regulation S-K, nor were any such transactions planned.

Policies and Procedures Regarding Transactions with Related Persons

Our policies and procedures regarding related person transactions are set forth in writing in the Nominating Committee Charter and in our Code of Conduct. As set forth in its charter, the Nominating Committee is generally responsible for reviewing and approving all material transactions with any related person. Related persons include any of our Directors, Director nominees or executive officers and certain of our stockholders, and their immediate family members. Copies of the Nominating Committee’s Charter and our Code of Conduct are available at the Corporate Governance section of our website at www.harsco.com/about-us. Approval of related person transactions by our full Board may also be warranted under certain circumstances (for example, to allow for approval of a related person transaction by a majority of disinterested Directors).

To identify related person transactions, each year, we submit and require our Directors and officers to complete Directors’ and Officers’ Questionnaires identifying any and all transactions with us in which the officer or Director (or their family members) has an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our Directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which could present a conflict between our interests and their own personal interests.

Our Directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly-held corporations when the investment results in less than a one percent ownership interest. In addition, Directors, officers and employees must not accept personal favors or benefits from those dealing with us that could influence or could give the impression of influencing their business judgment. Our Code of Conduct, which applies to each of our Directors, officers and employees, sets forth our expectations regarding potential and actual conflicts of interest. The section of the Code of Conduct entitled “Serving our Markets with Integrity” covers the concept of conflicts of interest and our view about when an inappropriate undertaking may be occurring.

EXECUTIVE DEVELOPMENT AND SUCCESSION

The executive development process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are made based on executives’ qualifications and readiness for the position. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

Each year, our MD&C Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board annually reviews the results of the leadership capability and succession process with the CEO in executive session.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Earl, Everitt, Growcock, Sordoni and Wilburn served as members of our MD&C Committee during 2013. None of them served as one of our officers or employees or as an officer or employee of any of our subsidiaries during that time or in the past, and none of them or any other Director served as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

None of the members of our MD&C Committee has a relationship with us that is required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and more than 10% stockholders to file with the SEC and the NYSE Euronext reports of ownership and changes in ownership in their holdings of our stock. Copies of these reports also must be furnished to us. Based on an examination of these reports and information furnished by these stockholders, all such reports have been timely filed.

OTHER MATTERS

Householding of Proxy Materials

We and some brokers “household” the Summary Annual Report to Stockholders and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Summary Annual Report to Stockholders, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

Stockholder Proposals and Nominations for Presentation at 2015 Annual Meeting of Stockholders

The 2015 Annual Meeting of Stockholders is expected to be held on May 12, 2015. If one of our stockholders wishes to submit a proposal for consideration at the 2015 Annual Meeting of Stockholders, such proposal must be received at our executive offices no later than November 20, 2014 to be considered for inclusion in our Proxy Statement and Proxy Card relating to the 2015 Annual Meeting of Stockholders. Although a stockholder proposal received after such date will not be entitled to inclusion in our Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2015 Annual Meeting of Stockholders in accordance with our by-laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting. In the event that we give less than 70 days’ notice of the annual meeting date to stockholders, the stockholder must give notice of the proposal within 10 days after the mailing of notice or announcement of the annual meeting date. In order to nominate a candidate for election as a Director at the 2015 Annual Meeting of Stockholders, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 29, 2015.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted via the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 28, 2014.

Vote by Internet • Go to www.envisionreports.com/hsc • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1.	Election of Directors:	01 - J.F. Earl	02 - K.G. Eddy	03 - D.C. Everitt	04 - S.E. Graham	+
		05 - T.D. Growcock	06 - H.W. Knueppel	07 - E. La Roche	08 - J.M. Loree
09 - P.C. Widman

☐	Mark here to vote FOR all nominee	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2014.	☐	☐	☐

3.	Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■ 1 U PX	+
01SBUD

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice of 2014 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our 2013 Annual Report on Form 10-K and the 2013 Summary Annual Report are available at: http://www.envisionreports.com/hsc (for registered stockholders) or http://www.edocumentview.com/hsc (for all other stockholders).

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Harsco Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HARSCO CORPORATION

The undersigned hereby appoints H.W. Knueppel and K.G. Eddy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harsco Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held April 29, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED AND “FOR” ITEMS 2 AND 3.

(Continued and to be marked, dated and signed on the other side)